Exhibit 2.2

9 MARCH 2018

GKN plc

and

Dana Incorporated

SEPARATION AGREEMENT

relating to the GKN Driveline Business

25.	Restrictions on GKN	46

26.	Effect of completion of Share Purchase	48

27.	No deductions or withholdings	48

28.	Remedies and waivers	48

29.	Assignment and novation	49

30.	Further assurance	49

31.	Entire agreement	50

32.	Notices	50

33.	Announcements	52

34.	Confidentiality	52

35.	Costs and expenses	54

36.	Counterparts	54

37.	Invalidity	54

38.	Contracts (Rights of Third Parties) Act 1999	54

39.	Damages not necessarily an adequate remedy	55

40.	Choice of governing law	55

41.	Disputes prior to or on Share Purchase Time	55

42.	Disputes after Share Purchase Time	55

Schedule 1 (Pre-Completion Reorganisation)

Schedule 2 (Financial Statement Warranties)

Schedule 3 (Share Purchase Time arrangements)

Schedule 4 (Property)

Schedule 5 (Pensions)

Schedule 6 (Guarantees)

Schedule 7 (Transitional Services)

Schedule 8 (Permitted Leakage)

Schedule 9 (Retained Marks)

Schedule 10 (Limitation of liability)

Schedule 11 (Employees)

Schedule 12 (Tax)

Schedule 13 (Employee Share Schemes)

Attachment 1 Part A Basic information about the GKN Driveline Companies

Attachment 1 Part B Basic information about the GKN Driveline Subsidiaries

Attachment 2 Shanghai Non-Driveline Business BPA

Attachment 3 Liuzhou Driveline Business BPA

Attachment 4 Wisconsin Driveline Business BPA

AGREED FORM DOCUMENTS

Announcements

Trade Mark Licence

Reorganisation Structuring Paper

Signing Power of Attorney

Voting Power of Attorney

Director Resignation Letter

Secretary Resignation Letter

Articles of Association Term Sheet

THIS AGREEMENT is made the 9th day of March, 2018

PARTIES:

1.	GKN plc whose registered office is at PO Box 55, Ipsley House Ipsley Church Lane, Redditch, Worcestershire, B98 0TL (registered in England No. 04191106) (“GKN”);

AND

2.	Dana Incorporated whose registered office is at The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle, Delaware 19801 (registered in Delaware, USA under file number 4469758) (“Dana”).

WHEREAS:

(A)	GKN, through various of its subsidiaries, operates the GKN Driveline Business and is able to sell or (as the case may be) procure the sale of the Shares.

(B)	GKN wishes to separate the GKN Driveline Business from the Retained Business in connection with the combination of the GKN Driveline Business with the entire business and operations of Dana pursuant to the terms of the Merger Agreement.

(C)	Dana plc (“SpinCo”) will be incorporated as an English public limited company which is intended, on completion of the transactions contemplated under the Merger Agreement and this Agreement, to be the listed holding company of the combined GKN Driveline Business and Dana.

(D)	Pursuant to this Agreement, GKN shall sell, and SpinCo shall purchase and pay for, the Shares, in each case on the terms and subject to the conditions of this Agreement.

(E)	In consideration for the sale of the Shares, SpinCo agrees to issue and allot the Consideration Shares and pay the Cash Consideration.

THE PARTIES AGREE as follows:

1.	Interpretation

1.1	In this Agreement, the Schedules and the Attachments to it:

“Agreed Amount”	means such amount as may be agreed in writing between GKN and Dana (including by their respective advisers on their behalf);

“Asset Allocation Schedule”	has the meaning given in clause 5.2;

“Auburn Hills Property”	means the property leased to GKN Driveline North America, Inc. and occupied by it, GKN Sinter Metals LLC and GKN North America Services, Inc. at 2200 North Opdyke Road, Auburn Hills, Michigan, USA;

“Books and Records”	has its common law meaning and includes, without limitation, all notices, correspondence, orders, inquiries, drawings, plans, books of account and other documents and all computer disks or tapes or other machine legible programmes or other records (excluding software);

“Business Day”	means a day (other than a Saturday or a Sunday) on which banks are open for general business in London and New York;

“Business Information”

means all information (in whatever form held) including (without limitation) all:

(A) formulas, designs, specifications, drawings, non-technical know-how, manuals and instructions;

(B) customer lists, employee information, sales, marketing and promotional information;

(C) business plans and forecasts; and

(D) all accounting and tax records, correspondence, orders and enquiries;

“Cash Consideration”	has the meaning given in clause 4.1(A);

“Cash Pooling Agreement”	means all cash-pooling agreements between any third party bank and members of the Retained Group and members of the GKN Driveline Group, from which each member of the GKN Driveline Group shall withdraw prior to the Share Purchase Time;

“Citi Supply Chain Finance Agreement”	means the supply chain finance arrangements under the documents contained in folder 7.3.1 of the GKN Dataroom;

“Claimant”	has the meaning given in clause 17.2 or 17.5 (as the case may be);

“Close Out Transactions”	means any of the transactions and payments contemplated by clause 10.1;

“Closing Valuation”	has the meaning given in clause 5.1;

“Code”	means the US Internal Revenue Code of 1986;

“Consideration Shares”	means such number of new SpinCo Shares as will, immediately following completion of the transactions contemplated by this Agreement and the Merger Agreement, result in Qualifying Shareholders and holders of such SpinCo Shares representing the aggregate fractional interests of Qualifying Shareholders together holding 47.25 per cent of the fully diluted share capital of SpinCo at such time (and, for the purposes of this definition, “fully diluted” shall include taking into account the effect of any issuance of Dana shares pursuant to clause 4.10);

“De-Grouping Liabilities”	any Tax liabilities arising as a result of or in connection with any member of the GKN Driveline Group ceasing to be directly or indirectly owned or controlled by GKN as a result of the entering into of this Agreement or the Distribution or the transfer of the Shares pursuant to this Agreement, but excluding any payments made pursuant to any arrangement referred to in paragraph 4 of Schedule 12 (Tax);

“Disputing Party”	has the meaning given in clause 10.10;

“Distribution”	has the meaning given in clause 4.1(B);

“Driveline Incremental Reorganisation Liabilities”	means, up to an amount of Chinese RMB 90,000,000, the Chinese Tax liabilities arising as a result of the transfer or distribution by GKN Industries Limited of GKN Sinter Metals Yizheng Co Ltd and GKN Bazhou Metal Powder Co Ltd pursuant to the Pre-Completion Reorganisation;

“Effective Date”	means 31 December 2017;

“Estimated Intercompany Debt Amount”	means GKN’s good faith estimate of the Intercompany Debt Amount provided to SpinCo pursuant to clause 10.7;

“Estimated Intercompany Debt Amount Schedule”	has the meaning given in clause 10.7;

“Event”	means any event, act, omission or transaction (other than any action taken or omission made in accordance with the provisions of Schedule 12 (Tax)), and for the avoidance of doubt any reference to an Event occurring on or before a particular date shall include a reference to any Event which for Tax purposes is deemed to have, or is treated or regarded as having, occurred on or before that date;

“Excluded Asset”

means:

(A)  any issued shares or stock or any other direct or indirect interest in the capital of GKN Driveline Beshel Joint Stock Company;

(B)  any asset used in the GKN Group’s global or regional headquarters operations as carried on at the Redditch Property, the Auburn Hills Property, the Woodridge Property and the Shanghai Head Office (save as specifically provided under this Agreement); and

(C)  the Retained Marks;

“Expert”	means such individual at an independent firm of chartered accountants of international repute as Dana and GKN may agree or, failing such agreement within 10 Business Days of the notification referred to in clause 7.4 or clause 10.14 (as the case may be), to such independent firm of chartered accountants of international repute as the President of the Institute of Chartered Accountants in England and Wales may, on the application of either GKN or Dana, nominate;

“FII Claims”

means:

(A)  the High Court Claim; and

(B)  the appeals by GKN Industries Limited notified to the First tier Tribunal (Tax Chamber) under appeal numbers TC/2017/05722 and TC/2017/07746 appealing against the imposition of tax by notices of 30 June and 28 September 2017 pursuant to Part 8C of the Corporation Tax Act 2010 upon awards from the High Court Claim paid on or around those dates;

“Financial Statement Warranties”	means the warranties set out in Part A of Schedule 2 (Financial Statement Warranties) and “Financial Statement Warranty” shall be construed accordingly;

“Financing”	has the meaning given in the Merger Agreement;

“Flexible Apportionment Agreement”	has the meaning given in Schedule 5 (Pensions);

“Fokker Receivable”	means the debt of £158,586,000 (as at the Effective Date) owed by Fokker Technologies Holding BV to GKN Industries Limited, and any interest accrued or accruing thereon;

“Full Title Guarantee”	means with the benefit of the implied covenants set out in Part 1 of the Law of Property (Miscellaneous Provisions) Act 1994 when a disposition is expressed to be made with full title guarantee;

“GKN Aerospace Netherlands Receivable”	means the debt of £304,668,000 (as at the Effective Date) owed by GKN Aerospace Netherlands BV to GKN Industries Limited, and any interest accrued or accruing thereon;

“GKN America Corp Receivable”	means the debt of £555,646,000 (as at the Effective Date) owed by GKN America Corp to GKN Industries Limited, and any interest accrued or accruing thereon;

“GKN Dataroom”	means the virtual dataroom hosted by Donnelley Financial Solutions made available by GKN to Dana for the purposes of Dana’s due diligence process with respect to the sale of the GKN Driveline Business and provided by GKN to Dana on one or more electronic storage devices as soon as reasonably practicable after the date of this Agreement and in any event no later than three Business Days after the date of this Agreement;

“GKN Disclosure Letter”	has the meaning given to that term in the Merger Agreement;

“GKN Driveline Business”

means all of the business and operations of GKN’s Driveline and Off-highway Powertrain divisions and its activities in relation to cylinder liners and piston rings, including as carried on, by or through:

(A)  the GKN Driveline Companies;

(B)  the GKN Driveline Subsidiaries; and

(C)  all other assets or arrangements to be transferred to the GKN Driveline Group on the terms set out in Attachment 2 (Shanghai Non-Driveline BPA), Attachment 3 (Liuzhou Driveline BPA) and Attachment 4 (Wisconsin Driveline BPA) (as the case may be), in each case, save as otherwise specified in this Agreement, but excluding:

(i) the Excluded Assets;

(ii)  any activities of GKN Industries Limited before the Share Purchase Time that do not relate to the business of the other members of the GKN Driveline Group; and

(iii)  the FII Claims;

“GKN Driveline Companies”	means those companies identified as such in Part A of Attachment 1 (Basic information about the GKN Driveline Companies);

“GKN Driveline Group”	means the GKN Driveline Companies and the GKN Driveline Subsidiaries;

“GKN Driveline Guarantee”	means any guarantee, indemnity, assurance, undertaking, commitment or other security obligation granted or entered into by any member of the GKN Driveline Group in relation to or arising out of an obligation or liability of GKN or any member of the Retained Group;

“GKN Driveline Subsidiaries”	means those companies identified as such in Part B of Attachment 1 (Basic information about the GKN Driveline Subsidiaries), which for the avoidance of doubt include the JV Companies;

“GKN’s Group”	means GKN, its subsidiaries and subsidiary undertakings from time to time, any holding company of GKN and all other subsidiaries or subsidiary undertakings of any such holding company (including, prior to the Share Purchase Time, the members of the GKN Driveline Group);

“GKN’s Solicitors”	means Slaughter and May of One Bunhill Row, London EC1Y 8YY;

“GKN US Driveline Companies”	means: (A) GKN Driveline Newton LLC; (B) GKN Rockford Inc.; (C) GKN Walterscheid, Inc.;

(D) GKN Driveline Bowling Green, Inc.; (E) GKN Driveline North America, Inc.; and (F) GKN Freight Services, Inc.;

“Global Insurance Policy”	has the meaning given in clause 17.1;

“Global Retirement Benefit Arrangement”

means any scheme, plan or arrangement, whether or not funded or insured (or, if the context so requires, the trustees or managers of any such scheme, plan or arrangement), established or operated by or on behalf of a member of GKN’s Group anywhere in the world, under which any pension, lump sum, gratuity, payment of costs (including medical, dental or other healthcare costs) or other like benefit is provided or to be provided:

(A)  on or after retirement;

(B)  on death;

(C)  on or after termination of employment;

(D)  on completion of a specified period of service; or

(E)  on or in connection with disability,

but excluding any benefit provided under an arrangement the sole purpose of which is to provide benefits on injury or death by accident occurring whilst an employee;

“High Court Claim”	means the claim by GKN Industries Limited as the 3rd claimant in the claim issued in the High Court under claim number HC03C02184 against the Commissioners for Inland Revenue and the Commissioners for HMRC seeking restitution for tax paid by mistake and other causes of action and relief, which claim is enrolled in the Franked Investment Income Group Litigation to include the rights and interests of GKN Industries Limited arising from any orders and judgments whenever made in relation to that claim;

“HMRC”	means Her Majesty’s Revenue and Customs;

“Indemnified Party”	has the meaning given in clause 14.6;

“Indemnifying Party”	has the meaning given in clause 14.6;

“Information Technology”	means computer hardware, software and networks;

“Intellectual Property”	means patents, rights in inventions, know-how, confidential information, trade marks (including any goodwill associated therewith), rights in designs, copyrights and database rights (whether or not any of these is registered and including any applications for registration of any such thing) and all rights or forms of protection of a similar nature or having equivalent or similar effect to any of these which may subsist anywhere in the world;

“Intercompany Debt”

means amounts owing, including in respect of interest accrued on such amounts, from members of the GKN Driveline Group to the members of the Retained Group or (as applicable) from members of the Retained Group to members of the GKN Driveline Group, but excluding:

(A)  ordinary course receivables in relation to the supply of goods and services;

(B)  ordinary course payables in relation to the supply of goods and services;

(C)  assets or liabilities under Internal FX Trades;

(D)  assets or liabilities under Internal Cross Currency Interest Rate Swaps; and

(E)  the Reorganisation Debt;

“Intercompany Debt Amount”	means the aggregate principal amount, including in respect of interest accrued on such amounts, of the Intercompany Debt outstanding at the Share Purchase Time;

“Internal Cross Currency Interest Rate Swaps”	means cross-currency interest rate swap transactions entered into by GKN Enterprise Limited and GKN Industries Limited as recorded in internal accounting entries;

“Internal FX Trades”	means forward foreign exchange transactions entered into by GKN Enterprise Limited and a member of the GKN Driveline Group as recorded in internal accounting entries;

“Joint IP”	has the meaning given in clause 16.4;

“JV Agreement”	means any shareholders’ agreement, joint venture agreement or any other agreement relating to the governance and operations of any JV Company, including such JV Company’s articles of association (or any document equivalent thereto);

“JV Companies”

means:

(A)  GKN Driveline Malaysia Sdn. Bhd.;

(B)  GKN HUAYU Driveline Systems (Chongqing) Co. Ltd;

(C)  GKN Zhongyuan Cylinder Liner Company Limited;

(D)  Matsui-Walterscheid Ltd;

(E)  Nanjing FAYN Piston Ring Co. Ltd;

(F)  Shanghai GKN Driveline Sales Company Limited;

(G)  Shanghai GKN HUAYU Driveline Systems Company Limited;

(H)  Taiway Limited;

(I)   Transejes Transmisiones Homocineticas de Colombia SA; and

(J)   Unidrive Pty Limited,

and “JV Company” shall mean any one of them, details of which are set out in Part C of Attachment 1 (Basic information about the JV Companies);

“JV IP Licences”	means all licences of the Retained Marks granted by the Retained Group or the GKN Driveline Group to any JV Company;

“LCIA Rules”	means the LCIA Rules of Arbitration in force at the time of commencement of any dispute between the parties under clause 42;

“Leakage”	has the meaning given in clause 7.1;

“Leakage Notice”	means a written notice of the occurrence of Leakage;

“Legacy SPA”	means the Master Sale and Purchase Agreement dated 11 November 2016 made between GKN Industries Limited and Altra Industrial Motion Corp. related to the sale of the Stromag business, and all agreements entered into pursuant thereto to which GKN Industries Limited is a party;

“Licence Term”	means the period of 24 months from the Share Purchase Time;

“Liuzhou Driveline Business”	means the manufacture, assembly and sale of double universal joints carried on at 7 Liu Tai Rd, Liuzhou, Guangxi Province 545007, China;

“Merger Agreement”	means the Agreement and Plan of Merger dated on or around the date of this Agreement between GKN and Dana;

“New TP Policy”	means the transfer pricing policies outlined in the document entitled “GKN Driveline – Operating Manual and Transfer Pricing – CVJ Europe Briefing 4 December 2017” contained in folder 3.26.6 of the GKN Dataroom;

“Original Parties”	means Dana and GKN, each being an “Original Party”;

“Other Jurisdictions”	has the meaning given in paragraph 2(A) of Part 1 of Schedule 4 (Property);

“Permitted Leakage”	means those payments and other types of distributions specified in Schedule 8 (Permitted Leakage);

“Pre-Completion Reorganisation”	means the reorganisation relating to members of the GKN Driveline Group and businesses to be effected between the date of this Agreement and the Share Purchase Time in accordance with the steps (other than the Distribution or the transfer of the Shares pursuant to the Distribution) set out in Schedule 1 (Pre-Completion Reorganisation) together with such amendments and modifications as may be made in accordance with clause 3.2 or 3.3;

“Proceedings”	means any proceeding, suit or action arising out of or in connection with this Agreement or the negotiation, existence, validity or enforceability of this Agreement, whether contractual or non-contractual;

“Qualifying Shareholders”	means those shareholders on the register of members of GKN at the Special Dividend Record Date;

“Redditch Property”	means the property owned by GKN Holdings Plc at Ipsley House, Ipsley Church Lane, Redditch, United Kingdom;

“Relief”	means any relief, loss, allowance, exemption, set-off, deduction or credit in respect of any Tax or relevant to the computation of any income, profits or gains for the purposes of any Tax, and any right to a repayment of Tax;

“Reorganisation Debt”

means:

(A)  the loan outstanding (including any accrued but unpaid interest) between GKN as borrower and GKN Industries Limited as lender in connection with the purchase (forming part of the Pre-Completion Reorganisation) by GKN Enterprise Limited from GKN Industries Limited of GKN Industries Limited’s rights, title and interest as lender in respect of the Fokker Receivable, the GKN Aerospace Netherlands Receivable and the GKN America Corp Receivable; and

(B)  any other loan or receivable (including any accrued but unpaid interest) created or owing between GKN and GKN Industries Limited in connection with the transfer of a member or members of the GKN Driveline Group or assets of the GKN Driveline Business or the transfer of a member or members of the Retained Group or assets of the Retained Business as part of the Pre-Completion Reorganisation;

“Reorganisation Note”	has the meaning given in Step 5 of the Reorganisation Structuring Paper, including any accrued but unpaid interest;

“Reorganisation Note Assumption Deed”	means a deed in a form reasonably satisfactory to SpinCo, GKN and GKN Industries Limited providing for the substitution of SpinCo in the place of GKN as the issuer of, and obligor under, the Reorganisation

Note, the assumption by SpinCo of GKN’s obligations and liabilities under the Reorganisation Note and the release of GKN from all its obligations and liabilities under the Reorganisation Note;

“Reorganisation Structuring Paper”	means the reorganisation structuring paper, in the agreed form;

“Retained Business”	means the business and operations of the Retained Group (which, for the avoidance of doubt, excludes the GKN Driveline Business);

“Retained Group”	means GKN, its subsidiaries and subsidiary undertakings from time to time, any holding company of GKN and all other subsidiaries or subsidiary undertakings of any such holding company (but excluding members of the GKN Driveline Group);

“Retained Group Guarantee”	means any guarantee, indemnity, assurance, undertaking, commitment or other security obligation granted or entered into by GKN or any member of the Retained Group in relation to or arising out of an obligation or liability of any member of the GKN Driveline Group or the GKN Driveline Business;

“Retained Group Related Person”	means any member of the Retained Group or any of their respective advisers, directors, officers or employees as at the date hereof and only for as long as they are a member of the Retained Group but shall not include any member of the GKN Driveline Group or their respective advisers, directors, officers or employees;

“Retained Marks”	means the name “GKN” and the names, marks, logos and devices set out in Schedule 9 (Retained Marks);

“Revised Intercompany Debt Amount”	has the meaning given in clause 10.10;

“Retained Tax Liabilities”

means:

(A)  any Tax liability of a member of the GKN Driveline Group arising after the Share Purchase Time in connection with any asset described in clause 11.1 (including any Tax liability in respect of the ownership of such asset or any income, profit, gain, payment or supply in connection with such asset) except to the extent deducted from any payment by a member of SpinCo’s Group to a member of the Retained Group pursuant to clause 14.9 in connection with any such asset;

(B)  any Tax liability arising in connection with the transfer of any asset pursuant to clause 11.1 or 11.2;

(C)  any Tax liability of a member of the GKN Driveline Group in connection with any FII Claim (except to the extent: (i) of any relevant provision in respect of such FII Claim in the Unaudited Carve Out Accounts; (ii) deducted from any payment by a member of SpinCo’s Group to a member of the Retained Group pursuant to paragraph 3.3(A) of Schedule 12 (Tax); or (iii) the relevant Tax liability was discharged before the Effective Date); and

(D)  any Tax liabilities arising from the Close-Out Transactions except to the extent that such Tax liabilities do not exceed any income, profits or gains earned, accrued or received in connection with the Close-Out Transactions by a member of the GKN Driveline Group;

“Service Document”	means a claim form, application notice, order, judgment or other document relating to any Proceedings;

“Shanghai Head Office”	Suite 1105-1110, 11th Floor, 1600 Century Avenue, Pudong, Shanghai, China;

“Shanghai Non-Driveline Business”	means all activities carried on at the Shanghai Head Office;

“Shared Business Contract”

means:

(A)  each Supply Chain Finance Agreement; and

(B)  any contract, arrangement or agreement which relates to both the Retained Business and the GKN Driveline Business and to which both a member (or members) of the Retained Group and a member (or members) of the GKN Driveline Group are a party or under which both a member (or members) of the Retained Group and a member (or members) of the GKN Driveline Group are otherwise entitled to benefit;

“Share Purchase”	has the meaning given in clause 3.1;

“Share Purchase Time”	means the time at which the Share Purchase is completed;

“Shares”	means all the issued shares or stock in the capital of each of the GKN Driveline Companies;

“Signing Valuation”	has the meaning given in clause 5.1;

“SocGen Supply Chain Finance Agreement”	means the supply chain finance arrangements under the documents contained in folder 7.3.2 of the GKN Dataroom;

“Special Dividend”	means the distribution in specie to be declared by GKN prior to the Share Purchase Time and approved by GKN’s shareholders and satisfied by the issue of the Consideration Shares, to those persons set out in clause 4.2 (as directed by GKN) and (if so determined by the board of GKN) the payment of any part of the Cash Consideration, to Qualifying Shareholders immediately after the Share Purchase Time;

“Special Dividend Record Date”	means the date determined by the board of GKN as the record date for the Special Dividend;

“SpinCo”	means the newly incorporated English public limited company as described in Recital C;

“SpinCo’s Group”	means SpinCo, its subsidiaries and subsidiary undertakings, any holding company of SpinCo and all other subsidiaries of any such holding company from time to time (including, from the Share Purchase Time, the GKN Driveline Group);

“SpinCo Shares”	means ordinary shares of $0.01 each in the capital of SpinCo;

“SpinCo Transitional Services”	has the meaning given in Schedule 7 (Transitional Services);

“Sponsorship Agreement”	means the Sponsorship Agreement dated 4 August 2017 between Jaguar Land Rover Limited, Jaguar Racing Limited, GKN Automotive Limited and GKN Holdings plc;

“Split”	has the meaning given in clause 9.1;

“Supply Chain Finance Agreements”	means: (A) the Citi Supply Chain Finance Agreement; and (B) the SocGen Supply Chain Finance Agreement;

“Surrender”	means the surrender, sharing or transfer of any Relief between companies treated as members of the same group for Tax purposes;

“Tax”	means all taxes, levies, duties and imposts and any charges, deductions or withholdings in the nature of tax including taxes on gross or net income, profits or gains and taxes on receipts, sales, use, occupation, development, franchise, employment, value added and personal property, together with all penalties, charges, interest and additions thereto relating to any of them or to any failure to file any return required for the purposes of any of them, whether disputed or not;

“Tax Authority”	means any authority responsible for the collection or management of any Tax;

“Trade Mark Licence”	means the trade mark licence in the agreed form between GKN and SpinCo;

“Transaction Documents”	means this Agreement, the Merger Agreement and the Trade Mark Licence;

“Transitional Services”	has the meaning given in Schedule 7 (Transitional Services);

“True Up Funding Amount”	has the meaning given in clause 10.10;

“Unaudited Carve Out Financials Report”	means the Unaudited Carve Out accounts, together with the appendices attached thereto, as contained in folder 2.4.1 of the GKN Dataroom;

“Unaudited Carve Out Accounts”	means the unaudited carve out income statement and unaudited carve out net assets, and the basis of preparation statement as set out on pages 3, 4 and 5 of the Unaudited Carve Out Financials Report;

“Valuation Firm”	has the meaning given in clause 5.1;

“VAT”

means:

(A)  within the European Union, any tax imposed by any Member State in conformity with the Directive of the Council of the European Union on the common system of value added tax (2006/112/EC); and

(B)  outside the European Union, any tax corresponding to, or substantially similar to, the common system of value added tax referred to in paragraph (A) of this definition;

“Wisconsin Driveline Business”	means the cylinder liner business carried on at the Wisconsin Site;

“Wisconsin Site”	means W156 N9305 Tipp St, Menomonee Falls, WI 53051, USA;

“Woodridge Property”	means the property leased to GKN Walterscheid, Inc. and occupied by it and GKN North America Services, Inc. at 2715 Davey Road, Woodridge, Illinois, USA; and

“Working Hours”	means 9 a.m. to 5 p.m. on a Business Day.

1.2	In this Agreement, unless otherwise specified:

(A)	references to clauses, paragraphs, Schedules and Attachments are to clauses and paragraphs of, and Schedules and Attachments to, this Agreement;

(B)	references to any document in the “agreed form” means that document in a form agreed by GKN and Dana and initialled for the purposes of identification;

(C)	use of any gender includes the other genders;

(D)	a reference to any statute or statutory provision shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified or re-enacted and shall include any subordinate legislation made from time to time under that statute or statutory provision except to the extent that any amendment or modification made or coming into effect of any statute or statutory provision after the date of this Agreement would increase or alter the liability of any of GKN or Dana under this Agreement;

(E)	references to a “company” shall be construed so as to include any, corporation or other body corporate, wherever and however incorporated or established;

(F)	references to a “person” shall be construed so as to include any individual, firm, company, corporation, body corporate, government, state or agency of a state, local or municipal authority or government body or any joint venture, association or partnership (whether or not having separate legal personality);

(G)	the expressions “body corporate”, “holding company”, “subsidiary” and “subsidiary undertaking” shall have the meaning given to them in the Companies Act 2006;

(H)	any reference to a “day” (including the phrase “Business Day”) shall mean a period of 24 hours running from midnight to midnight;

(I)	references to times are to London time;

(J)	any indemnity or obligation to pay (the “Payment Obligation”) being given or assumed on an “after-Tax basis” or expressed to be “calculated on an after-Tax basis” means that the amount payable pursuant to such Payment Obligation (the “Payment”) shall be calculated in such a manner as will ensure that, after taking into account:

(i)	any Tax required to be deducted or withheld from the Payment;

(ii)	the amount and timing of any additional Tax which becomes payable as a result of the Payment’s being subject to Tax; and

(iii)	the amount and timing of any Tax benefit which is obtained, to the extent that such Tax benefit is attributable to the matter giving rise to the Payment Obligation,

the recipient of the Payment is in the same position as that in which it would have been if the matter giving rise to the Payment Obligation had not occurred (or, in the case of a Payment Obligation arising by reference to a matter affecting a person other than the recipient of the Payment, the recipient of the Payment and that other person are, taken together, in the same position as that in which they would have been had the matter giving rise to the Payment Obligation not occurred), provided that the amount of the Payment shall not exceed that which it would have been if it had been regarded for all Tax purposes as received solely by the recipient and not any other person;

(K)	the formulation “to the extent that” shall be read as meaning “if, but only to the extent that”;

(L) (i)	the rule known as the ejusdem generis rule shall not apply and accordingly general words introduced by the word “other” shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things; and

(ii)	general words shall not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words;

(M)	references to writing shall include any modes of reproducing words in a legible and non-transitory form and whether sent or supplied by electronic mail;

(N)	references to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official, or any legal concept or thing shall in respect of any jurisdiction other than England be deemed to include what most nearly approximates in that jurisdiction to the English legal term;

(O)	all headings and titles are inserted for convenience only and are to be ignored in the interpretation of this Agreement; and

(P)	the Schedules and Attachments form part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement, and any reference to this Agreement shall include the Schedules and Attachments.

2.	Sale and purchase

2.1	GKN shall sell or shall procure the sale of, and SpinCo shall purchase, the Shares with Full Title Guarantee free from all charges and encumbrances and from all other rights exercisable by third parties, together with all rights attached or accruing to them at the Share Purchase Time.

2.2	GKN waives any and all rights of pre-emption which it may have in respect of the transfer of the Shares and shall ensure that any rights of pre-emption over any of the Shares held by any member of the Retained Group are waived at or prior to the Share Purchase Time.

3.	Conditions and Pre-Completion Reorganisation

3.1	The sale and purchase of the Shares (the “Share Purchase”) and the Distribution pursuant to this Agreement are in all respects conditional upon the satisfaction or waiver (to the extent permitted by applicable law) of the conditions set out in Sections 9.1, 9.2 and 9.3 of the Merger Agreement.

3.2	In respect of the Pre-Completion Reorganisation, the parties agree that, after the date of this Agreement, GKN may make any change (other than any change that would result in a change to the shares or share capital of GKN Industries Limited) to any of the steps (other than the Distribution and the transfer of the Shares) set out in Schedule 1 (Pre-Completion Reorganisation) as GKN has determined, acting in good faith, would reduce the cost of the Pre-Completion Reorganisation or would otherwise be commercially reasonable, provided that:

(A)	GKN notifies Dana in advance of any such change, has given Dana a reasonable opportunity to comment on any such change and has taken account of Dana’ reasonable comments on any such change; and

(B)	Dana (acting in good faith) has not notified GKN that such change would have a material adverse effect on SpinCo’s Group. For the purposes of this clause 3.2(B), a “material adverse effect” shall be the incurring of unindemnified losses, costs or liabilities or the loss of any assets (including Reliefs) in excess of $1,000,000.

3.3	Promptly after the date of this Agreement, GKN and Dana shall discuss in good faith how any of the steps set out in Schedule 1 (Pre-Completion Reorganisation) could be modified in order to reduce any net costs associated with the Distribution or the transfer of the Shares pursuant to the Distribution. Neither party shall unreasonably withhold or delay their consent to any proposal by the other to modify any of the steps set out in Schedule 1 (Pre-Completion Reorganisation) following such discussions.

3.4	As part of the Pre-Completion Reorganisation, the parties acknowledge and agree that:

(A)	the Shanghai Non-Driveline Business shall be transferred as a going concern by GKN China Holding Co. Ltd to a member of the Retained Group (such member of the Retained Group to be identified by GKN prior to such transfer) on the terms set out in Attachment 2 (Shanghai Non-Driveline Business BPA);

(B)	the Liuzhou Driveline Business shall be transferred as a going concern by GKN Power Solutions (Liuzhou) Co Limited to GKN Industries Limited on the terms set out in Attachment 3 (Liuzhou Driveline Business BPA); and

(C)	the Wisconsin Driveline Business shall be transferred as a going concern by GKN Sinter Metals LLC to GKN Driveline Newton LLC on the terms set out in Attachment 4 (Wisconsin Driveline Business BPA).

3.5	This Agreement shall terminate simultaneously with valid termination of the Merger Agreement.

3.6	If this Agreement terminates in accordance with clause 3.5 and without limiting a party’s right to claim damages, all obligations of the parties under this Agreement shall end (except for the provisions of clauses 31 to 35 (inclusive) and clauses 37 to 40 (inclusive)) but (for the avoidance of doubt) including any rights or liabilities of the parties which have accrued before termination).

4.	Consideration

4.1	Save as may be adjusted in accordance with the terms of this Agreement, the total consideration for the Share Purchase shall be:

(A)	the payment by SpinCo of the sum of $1,721,000,000 in accordance with clause 8, plus a daily amount of $161,656 in respect of each day from (and excluding) the date falling six months after the date of this Agreement to (and including) the Share Purchase Time (such aggregate amount, as it may be reduced pursuant to clause 7.7, being the “Cash Consideration”);

(B)	the allotment and issue by SpinCo to the Qualifying Shareholders (or to a third party custodian for the benefit of the Qualifying Shareholders) of the Consideration Shares (the “Distribution”); and

(C)	the assumption of GKN’s liabilities and obligations under the Reorganisation Note pursuant to the Reorganisation Note Assumption Deed to be entered into at the Share Purchase Time.

4.2	GKN hereby directs that:

(A)	the Consideration Shares be allotted and issued to the Qualifying Shareholders (or to such third party custodian as GKN may direct for the benefit of the Qualifying Shareholders) pro rata to their respective shareholding in GKN; and

(B)	to the extent Qualifying Shareholders are entitled to fractional interests of Consideration Shares, such number of SpinCo Shares as represents the aggregate of such fractional interests be issued to or at the direction of such third party as GKN may nominate to be sold for the benefit of the Qualifying Shareholders, in each case in accordance with the Special Dividend.

4.3	The Cash Consideration shall be payable by SpinCo to GKN or GKN’s nominee in accordance with Schedule 3 (Share Purchase Time Arrangements).

4.4	The parties acknowledge and agree that receipt by GKN or GKN’s nominee from SpinCo of the Cash Consideration shall be a full, complete and effective discharge of SpinCo’s obligation to pay the Cash Consideration.

4.5	SpinCo shall issue the Consideration Shares, each credited as fully paid, with the same rights and ranking pari passu in all respects with the existing fully paid ordinary shares of $0.01 each in the capital of SpinCo, including the right to receive all dividends, distributions or any return of capital declared, paid or made by SpinCo on or after the Share Purchase Time.

4.6	SpinCo shall procure that the Consideration Shares shall be issued free from any pre-emptive right, option, right to acquire, mortgage, charge, pledge, lien or other form of security or encumbrance or equity on, over, or affecting them or other third party rights or claims of any nature whatsoever.

4.7	SpinCo shall procure that any rights of pre-emption or other restrictions on the issue of any of the Consideration Shares conferred on any person by SpinCo’s articles of association or otherwise are waived by such person no later than the Share Purchase Time.

4.8	Promptly after the Special Dividend Record Date, GKN shall make available to SpinCo the registered names, addresses and shareholdings of Qualifying Shareholders.

4.9	Any payment (other than the payment of the Cash Consideration) made by a party under this Agreement (including any payment of any amount of Leakage pursuant to clause 7) shall (so far as possible) be treated as an adjustment to the consideration for the Shares.

4.10	Dana undertakes not to issue, grant or award any option over, or award any other right to subscribe for, any Dana shares following the Dana Shareholder Meeting (as such term is defined in the Merger Agreement) other than a maximum of 250,000 Dana shares which may be issued by Dana at any time between the date of this Agreement and the Share Purchase Time pursuant to the terms of the Dana Omnibus Reserve Plan.

5.	Valuation of the GKN US Driveline Companies

5.1	Within 45 days following the date of this Agreement, GKN and Dana shall jointly engage an independent valuation firm of nationally recognized reputation in the United States (the “Valuation Firm”) to determine the value of the GKN US Driveline Companies, taken as a whole, as of the Share Purchase Time (the “Signing Valuation”). GKN and Dana shall instruct the Valuation Firm to provide a draft of the Signing Valuation to GKN and Dana within 60 days following the date of this Agreement. Following receipt of such draft, GKN and Dana shall reasonably cooperate in good faith with the Valuation Firm to resolve any objections and shall instruct the Valuation Firm to provide a final version of the Signing Valuation to GKN and Dana within 90 days following the date of this Agreement. Within 5 days following the Share Purchase Time, GKN and Dana shall jointly instruct the Valuation Firm to make any such changes as are necessary to the Signing Valuation, based on updated information as of the Share Purchase Time, and to provide a draft of such updated valuation (the “Closing Valuation”) to GKN and Dana within 20 days following the Share Purchase Time. Following receipt of such draft, Dana and GKN shall reasonably cooperate in good faith with the Valuation Firm to resolve any objections and shall instruct the Valuation Firm to provide a final version of the Closing Valuation to GKN and Dana within 30 days following the Share Purchase Time.

5.2	Within 30 days following Share Purchase Time, GKN and Dana shall jointly engage an independent valuation firm of nationally recognized reputation in the United States, which may be the Valuation Firm, to allocate: (i) the Closing Valuation among the GKN US Driveline Companies and (ii) further allocate the Closing Valuation (and the amount of liabilities of the GKN US Driveline Companies) among each of the assets of the GKN US Driveline Companies, in each case, as of the Share Purchase Time, in a manner consistent with relevant Tax laws, including, as applicable, Section 1060 of the Code (the “Asset Allocation Schedule”) and to provide a draft of the Asset Allocation Schedule to GKN and Dana within 60 days following the Share Purchase Time. Following receipt of such draft, GKN and Dana shall reasonably cooperate in good faith with the valuation firm to resolve any objections and shall instruct the valuation firm to provide a final version of the Asset Allocation Schedule to GKN and Dana within 75 days following the Share Purchase Time.

5.3	With respect to the valuations and valuation firms described in clauses 5.1 and 5.2:

(A)	each of Dana and GKN shall use commercially reasonable efforts to keep the other party reasonably informed, including by: (i) responding promptly to requests from the other party for regular updates, (ii) inviting the other party to participate in material conversations with the valuation firm and (iii) including the other party in material written communications with the valuation firm in each case relating to the valuation firm’s progress in preparing the applicable determination;

(B)	each of Dana and GKN shall cooperate with the other party (and its agents) and the valuation firm; and

(C)	each of Dana and GKN shall use commercially reasonable efforts to provide in a timely manner any information, data and assistance required or requested by the valuation firm to properly perform its determination.

5.4	Dana and GKN agree that all costs and expenses incurred in connection with the engagement of any valuation firm described in clauses 5.1 and 5.2 shall be borne by the GKN Driveline Group.

5.5	Each of the Closing Valuation and the Asset Allocation Schedule shall be final and binding upon Dana, SpinCo and GKN for all Tax purposes and, except as required by applicable law or as mutually agreed to in writing by Dana and GKN, SpinCo agrees to act, and will cause all other members of SpinCo’s Group to act, and GKN agrees to act, and will cause all other member of the Retained Group to act, in accordance with the Closing Valuation and the Asset Allocation Schedule for all Tax purposes, including with respect to any forms or reports (including IRS Form 8594) required to be filed pursuant to Section 1060 of the Code, or any provisions of local, state or foreign law, and to cooperate in the preparation of any such forms or reports and to timely file such forms or reports in the manner required by applicable law.

6.	Financing and guarantee

6.1	Dana undertakes to put SpinCo in sufficient funds prior to the Share Purchase Time to permit SpinCo to pay the Cash Consideration pursuant to this Agreement, including (if necessary) by assigning the benefit of the Debt Commitment Letter and/or the Financing to SpinCo.

6.2	In consideration of GKN agreeing to sell the Shares on the terms set out in this Agreement, Dana hereby unconditionally and irrevocably guarantees to GKN the due and punctual performance and observance by SpinCo of its obligation to pay the Cash Consideration pursuant to this Agreement and agrees to indemnify GKN in respect of any breach by SpinCo of such obligation. The liability of Dana under clauses 6.2 to 6.5 (inclusive) shall not be released or diminished by any variation of the terms of this Agreement, any forbearance, neglect or delay in seeking performance of the obligations hereby imposed or any granting of time for such performance.

6.3	If and whenever SpinCo defaults for any reason whatsoever in the performance of its obligation to pay the Cash Consideration pursuant to this Agreement, Dana shall forthwith upon demand unconditionally perform (or procure performance of) and satisfy (or procure satisfaction of) such obligation in the manner prescribed by this Agreement and so that the same benefits shall be conferred on GKN as would have been received if such obligation, commitment or undertaking had been duly performed and satisfied by Dana.

6.4	This guarantee is to be a continuing guarantee and accordingly is to remain in force until all the obligations of SpinCo shall have been performed or satisfied regardless of the legality, validity or enforceability of any provisions of this Agreement and notwithstanding the winding-up, liquidation, dissolution or other incapacity of SpinCo or any change in the status, control or ownership of SpinCo. This guarantee is in addition to, without limiting and not in substitution for, any rights or security which GKN may now or after the date of this Agreement have or hold for the performance and observance of SpinCo’s obligation to pay the Cash Consideration pursuant to this Agreement.

6.5	As a separate and independent stipulation, Dana agrees that if SpinCo’s obligation to pay the Cash Consideration pursuant to this Agreement is not be enforceable against or recoverable from SpinCo by reason of any legal limitation, disability or incapacity on or of SpinCo or any fact or circumstance (other than any limitation imposed by this Agreement) shall nevertheless be enforceable against and recoverable from Dana as though the same had been incurred by Dana and Dana were the sole or principal obligor in respect thereof and shall be performed or paid by Dana on demand.

7.	No Leakage

7.1	GKN warrants and undertakes that from and including the Effective Date and until and including the Share Purchase Time, other than Permitted Leakage:

(A)	no member of the GKN Driveline Group has declared, authorised, paid or made (whether actual or deemed) to any member of the Retained Group or any Retained Group Related Person, any dividend, distribution or other return of capital (whether by reduction of capital, purchase of shares or otherwise) or will do any of those things;

(B)	no member of the GKN Driveline Group has transferred or surrendered any asset or future benefit to, or assumed, indemnified or incurred any liability (including, without limitation, any indebtedness, expenses or costs) for the benefit of, the Retained Group or any Retained Group Related Person or will do any of those things;

(C)	no member of the GKN Driveline Group has made any payment of interest on any loan to any member of the Retained Group or any Retained Group Related Person or will do any of those things;

(D)	no member of the GKN Driveline Group has made or will make any payment to any Global Retirement Benefit Arrangement;

(E)	no member of the GKN Driveline Group has forgiven, waived or released, whether conditional or not, in favour of any member of the Retained Group or Retained Group Related Person, any sum or obligation due by any such member of the Retained Group to any member of the GKN Driveline Group, or will do any such thing;

(F)	no member of the GKN Driveline Group has made any payments for the benefit of the Retained Group or any Retained Group Related Person (including, without limitation, management, advisory, professional services or other such charges, fees, costs or expenses, or any transaction, retention or sale bonuses (including but not limited to any bonuses paid to any person in connection with the transactions contemplated by this Agreement)) or will do any such thing;

(G)	no payment has been made by GKN Industries Limited to GKN Enterprise Limited pursuant to clause 10.1(A) or 10.1(B);

(H)	no member of the GKN Driveline Group has made any payment of Tax nor incurred any Tax Liability in connection with or arising out of any of the matters referred to in (A) to (G) above; and

(I)	no member of the GKN Driveline Group has made or entered into any agreement or arrangement to give effect to any of the matters referred to in (A) to (G) above or will do any of those things,

the occurrence of any of the events set out in this clause 7.1 constituting an incident of “Leakage”.

7.2	The parties acknowledge and agree that none of the following events shall constitute an incident of Leakage:

(A)	payments or accruals in respect of ordinary course payments consistent with past practice to be made by a member of the GKN Driveline Group or part of the GKN Driveline Business to GKN Investments LP, pursuant to property leases from time to time granted by GKN Investments LP in accordance with the terms of the limited partnership agreement between GKN Holdings Plc, GKN Investments LP, GKN Group Pension Trustee Limited and GKN Group Pension Trustee (No. 2) Limited dated 31 May 2013, as amended or restated from time to time;

(B)	payments or transfers of cash under and in accordance with the GKN Group’s cash pooling and treasury management arrangements existing as at the date of this Agreement (provided that a corresponding intercompany balance is duly recorded by the payor or transferor in respect of any such payment or transfer and provided that such cash pooling balances are settled in cash at the Share Purchase Time in accordance with clause 10); and

(C)	the assumption by SpinCo of GKN’s liabilities under the Reorganisation Note pursuant to clause 4.1(C) and the Reorganisation Note Assumption Deed.

7.3	Promptly following service by SpinCo (or any person on behalf of SpinCo) on GKN of a Leakage Notice, GKN and SpinCo shall seek to agree the amount of the relevant Leakage. A Leakage Notice shall be in writing without prejudice to clause 7.9 and shall specify in reasonable detail the nature of the Leakage and the amount claimed.

7.4

If the amount of Leakage stated in a Leakage Notice is disputed by GKN, GKN shall give notice in writing of such fact to SpinCo within 10 Business Days of receipt of the Leakage Notice specifying in reasonable detail the matters which are in dispute (a “Dispute Notice”). To the extent that GKN and SpinCo cannot reach agreement on the amount of Leakage within 10 Business Days after service of a Dispute Notice, SpinCo or GKN may refer the dispute to the Expert, on the basis that the Expert is to make a decision on the dispute and notify SpinCo and GKN of its decision within 30 Business Days of receiving the reference or such longer reasonable period as the Expert may determine.

7.5	Each party shall bear its own costs with respect to the finalisation of any amount of Leakage. The costs of the Expert shall be borne by GKN and SpinCo as set out in clause 7.6(C) below.

7.6	In any reference to the Expert in accordance with clause 7.4 above:

(A)	the Expert shall act as an expert and not as an arbitrator;

(B)	the decision of the Expert shall, in the absence of fraud or manifest error, be final and binding on the parties;

(C)	the costs of the Expert shall be paid by GKN and SpinCo equally or as otherwise determined by the Expert; and

(D)	each of GKN and SpinCo shall respectively provide or procure the provision to the Expert of all such information as the Expert shall reasonably require.

7.7	If any amount of Leakage is agreed or determined before the Share Purchase Time, notwithstanding any provision of this Agreement, the parties hereby agree that the consideration payable in respect of the Shares shall be reduced by an amount equal to the amount of such Leakage.

7.8	If any amount of Leakage is agreed or determined in accordance with clause 7.3 or clause 7.4 after the Share Purchase Time, to the extent such any amount of Leakage is not already accounted for pursuant to clause 7.7, the parties hereby agree that an amount in cash equal to the amount of such Leakage shall be paid by GKN to SpinCo on an after-Tax basis immediately following such agreement or determination (as far as possible by way of repayment of the Cash Consideration).

7.9	GKN shall not be liable in respect of any claim or obligation arising as a result of any Leakage unless GKN has received a Leakage Notice from SpinCo (or any person on behalf of SpinCo) on or before the date which is nine months after the Share Purchase Time.

8.	Share Purchase Time

8.1	Completion of the Share Purchase shall take place at the time specified in Section 2.2 of the Merger Agreement (or on such other date as GKN and SpinCo may agree in writing) at the offices of GKN’s Solicitors at One Bunhill Row, London, EC1Y 8YY (or at such other place as GKN and SpinCo may agree in writing).

8.2	At the Share Purchase Time GKN shall do those things listed in Part A (GKN’s obligations at the Share Purchase Time) of Schedule 3 (Share Purchase Time arrangements) and SpinCo shall do those things listed in Part B (SpinCo’s obligations at the Share Purchase Time) of Schedule 3 (the Share Purchase Time arrangements). Completion of the sale of the Shares shall take place in accordance with Part C (General) of Schedule 3 (the Share Purchase Time arrangements).

9.	Transfer and Split of contracts

9.1	Subject to clause 9.8, GKN shall use all reasonable endeavours (both before and after the Share Purchase Time) to procure that an arrangement is entered into with the relevant counterparty to each Shared Business Contract whereby:

(A)	each relevant member of the Retained Group (on the one hand) and each relevant member of the GKN Driveline Group (on the other hand) will continue to enjoy the benefits under such Shared Business Contract; and

(B)	each relevant member of the Retained Group (on the one hand) and each relevant member of the GKN Driveline Group (on the other hand) remains responsible for its own debts and liabilities under such Shared Business Contract, in each case by the entering into of separate agreements (a “Split”), provided always that if the costs to any member of the GKN Driveline Group relating to any Shared Business Contract would increase to more than 25% as a consequence of any Split, such Split shall be subject to Dana’ prior written approval.

9.2	Any costs incurred by either party in effecting or otherwise in connection with a Split shall be borne by the GKN Driveline Group.

9.3	Without prejudice to clause 10, in the event and to the extent that:

(A)	any relevant member of the Retained Group pays a sum in discharge of a liability under a Shared Business Contract which is properly attributable to a member of the GKN Driveline Group; or

(B)	any relevant member of the GKN Driveline Group receives a payment under a Shared Business Contract which is properly attributable to a member of the Retained Group,

such relevant member of the GKN Driveline Group shall pay to the relevant member of the Retained Group (on an after-Tax basis in the case of clause 9.3(A)) such amount as is required to reimburse the relevant member of the Retained Group, and if such payment is not made within 30 days of request, SpinCo (on behalf of the relevant member of the GKN Driveline Group) shall make the payment itself to GKN (on behalf of the relevant member of the Retained Group).

9.4	Without prejudice to clause 10, in the event and to the extent that:

(A)	any relevant member of the GKN Driveline Group pays a sum in discharge of a liability under a Shared Business Contract which is properly attributable to a member of the Retained Group; or

(B)	any relevant member of the Retained Group receives a payment under a Shared Business Contract which is properly attributable to a member of the GKN Driveline Group,

such relevant member of the Retained Group shall pay to the relevant member of the GKN Driveline Group (on an after-Tax basis in the case of clause 9.4(A)) such amount as is required to reimburse the relevant member of the GKN Driveline Group, and if such payment is not made within 30 days of request, GKN shall (on behalf of the relevant member of the Retained Group) make the payment itself to SpinCo (on behalf of the relevant member of the GKN Driveline Group).

9.5	If any member of the Retained Group has provided a guarantee in respect of a Shared Business Contract, then as part of the Split of such Shared Business Contract:

(A)	GKN and SpinCo shall use their respective reasonable endeavours to procure that the relevant member of the Retained Group is released and discharged in full from such guarantee as it relates to the element of the Shared Business Contract that pertains to the GKN Driveline Group and the provisions of clause 10.2 shall apply to the release of such guarantee, mutatis mutandis; and

(B)	SpinCo’s obligation to use reasonable endeavours under paragraph (A) above shall include an obligation, to the extent reasonably required, to provide (or procure the provision by a member of SpinCo’s Group of) a guarantee relating to the element of the Shared Business Contract that pertains to the GKN Driveline Group.

9.6	If any member of the GKN Driveline Group has provided a guarantee in respect of a Shared Business Contract, then as part of the Split of such Shared Business Contract:

(A)	GKN and SpinCo shall use their respective reasonable endeavours to procure that the relevant member of the GKN Driveline Group is released and discharged in full from such guarantee as it relates to the element of the Shared Business Contract that pertains to the Retained Group and the provisions of clause 10.3 shall apply to the release of such guarantee, mutatis mutandis; and

(B)	GKN’s obligation to use reasonable endeavours under paragraph (A) above shall include an obligation, to the extent reasonably required, to provide (or procure the provision by a member of GKN’s Group of) a guarantee relating to the element of the Shared Business Contract that pertains to the Retained Group.

9.7	Subject to clause 9.8, after the Share Purchase Time, and until the Split of any Shared Business Contract has been effected, to the extent permitted under the terms of the relevant Shared Business Contract, each relevant member of the Retained Group and each relevant member of the GKN Driveline Group shall continue to enjoy the benefit of such Shared Business Contract and shall remain responsible for its own debts and liabilities under such Shared Business Contract.

9.8	If a Split in respect of a Shared Business Contract is not effected within nine months after the Share Purchase Time, then upon six months’ written notice to SpinCo, GKN may elect to terminate or procure the termination of the relevant Shared Business Contract insofar as it applies to a member of the GKN Driveline Group (or the participation of the relevant member of the GKN Driveline Group under such contract). Upon such election, SpinCo shall procure that the relevant members of the GKN Driveline Group take all reasonable steps to effect such termination and settle any outstanding accruals thereunder owed by any relevant member of the GKN Driveline Group to a member of the Retained Group or a third party under such Shared Business Contract and shall pay to GKN on an after-Tax basis such amount as required to indemnify the relevant members of the Retained Group from and against all payments made by GKN or any member of the Retained Group in respect of any matter which is properly the liability of a member of the GKN Driveline Group under such Shared Business Contract.

10.	Guarantees and Intercompany Debt

10.1	GKN undertakes to each of Dana and SpinCo that it will procure that between the date of this Agreement and the Share Purchase Time:

(A)	each Internal FX Trade is closed out and (i) all amounts owed by any member of the Retained Group to any member of the GKN Driveline Group as a result of such closing out (on the one hand) and (ii) all amounts owed by any member of the GKN Driveline Group to any member of the Retained Group as a result of such closing out (on the other hand) shall be discharged by GKN (on behalf of relevant members of the Retained Group) or GKN Industries Limited (on behalf of the relevant members of the GKN Driveline Group) (as the case may be). Amounts payable between GKN and GKN Industries Limited referred to in this clause 10.1(A) shall be set off against each other and only the net amount paid; and

(B)	each Internal Cross-Currency Interest Rate Swap is closed out and (i) all amounts owed by GKN Enterprise Limited to GKN Industries Limited as a result of such closing out (on the one hand) and (ii) all amounts owed by GKN Industries Limited to GKN Enterprise Limited as a result of such closing out (on the other hand) shall be discharged by GKN Enterprise Limited or GKN Industries Limited (as the case may be). Amounts payable between GKN Enterprise Limited and GKN Industries Limited referred to in this clause 10.1(B) shall be set off against each other and only the net amount paid.

10.2	Following the Share Purchase Time SpinCo shall use reasonable endeavours to procure that, as soon as reasonably practicable, (i) in respect of each Retained Group Guarantee listed in Part A of Schedule 6 (Guarantees), and (ii) after becoming aware of any other Retained Group Guarantee which is not listed in Part A of Schedule 6 (Guarantees), in respect of such other Retained Group Guarantee, the relevant members of the Retained Group are released and discharged in full from each such Retained Group Guarantee and, pending the release of each such Retained Group Guarantee, SpinCo undertakes:

(A)	to pay to GKN on an after-Tax basis such amount as required to indemnify GKN and each other member of the Retained Group from and against all actions, claims, proceedings, loss, damage, and all payments, costs or expenses incurred by GKN or such other member of the Retained Group in relation to or arising out of such Retained Group Guarantee; and

(B)	not to enter into any variation of any agreement which may have the effect of adversely varying such Retained Group Guarantee (or the contractual obligations underlying such guarantee) without the prior written consent of GKN.

10.3	Following the Share Purchase Time GKN shall use reasonable endeavours to procure that, as soon as reasonably practicable (i) in respect of each GKN Driveline Guarantee listed in Part B of Schedule 6 (Guarantees) and (ii) after becoming aware of the existence of any other GKN Driveline Guarantee which is not listed in Part B of Schedule 6 (Guarantees), in respect of such other GKN Driveline Guarantee, the relevant member of the GKN Driveline Group is released and discharged in full from each such GKN Driveline Guarantee and pending the release of each such GKN Driveline Guarantee, GKN undertakes:

(A)	to pay to SpinCo on an after-Tax basis such amount as required to indemnify SpinCo and the relevant member of the GKN Driveline Group from and against all actions, claims, proceedings, loss, damage, and all payments, costs or expenses incurred by SpinCo or the relevant member of the GKN Driveline Group in relation to or arising out of such GKN Driveline Guarantee; and

(B)	not to enter into any variation of any agreement which may have the adversely effect of varying such GKN Driveline Guarantee (or the contractual obligations underlying such guarantee) without the prior written consent of SpinCo.

10.4	SpinCo’s obligation to use reasonable endeavours under clause 10.2 shall include an obligation, to the extent reasonably required, to offer to provide (or procure the offer of provision by a member of SpinCo’s Group of) a replacement guarantee indemnity assurance, undertaking, commitment or other security obligation on equivalent terms to such Retained Group Guarantee, or otherwise on such terms as may be required by any relevant third party.

10.5	GKN’s obligation to use reasonable endeavours under clause 10.3 shall include an obligation, to the extent reasonably required, to offer to provide (or procure the offer of provision by a member of GKN’s Group of) a replacement guarantee indemnity assurance, undertaking, commitment or other security obligation on equivalent terms to such GKN Driveline Group Guarantee, or otherwise on such terms as may be required by any relevant third party.

10.6	Following the Share Purchase Time each of GKN and SpinCo agrees to procure that:

(A)	any ordinary course receivables owed by any member of the Retained Group to any member of the GKN Driveline Group; and

(B)	any ordinary course payables owed by any member of the GKN Driveline Group to any member of the Retained Group, will both be settled on 30 Business Days payment terms and otherwise in accordance with the normal terms of trading between the companies concerned.

10.7	Throughout the period prior to the Share Purchase Time, GKN shall, as soon as reasonably practical upon written request by Dana, keep Dana informed as to the likely Estimated Intercompany Debt Amount that will be paid in accordance with this clause 10 on the basis of the position at the end of the last calendar month for which records are available at such time. By no later than 10 Business Days prior to the Share Purchase Time, GKN shall notify SpinCo of the Estimated Intercompany Debt Amount by way of written notice scheduling the net relevant intercompany balances owing between the Retained Group (on the one hand) and the GKN Driveline Group (on the other hand) (such notice being the “Estimated Intercompany Debt Amount Schedule”).

10.8	In respect of the Intercompany Debt the parties agree as follows:

(A)	if, at the Share Purchase Time, any Intercompany Debt is owed by a member of the GKN Driveline Group to a member of the Retained Group, SpinCo (on behalf of that member of the GKN Driveline Group) shall repay that Intercompany Debt to GKN (who shall receive the same on behalf of that member of the Retained Group);

(B)	if, at the Share Purchase Time, any Intercompany Debt is owed by a member of the Retained Group to a member of the GKN Driveline Group, GKN (on behalf of that member of the Retained Group) shall repay that Intercompany Debt to SpinCo (who shall receive the same on behalf of that member of the GKN Driveline Group); and

(C)	all payments required to be made pursuant to clauses 10.8(A) and 10.8(B) shall be aggregated and, to the extent possible, be made by way of set-off and the net amount paid in accordance with clauses 10.9 to 10.17.

10.9	At the Share Purchase Time:

(A)	if the Estimated Intercompany Debt Amount Schedule shows an Estimated Intercompany Debt Amount owing from the GKN Driveline Group to the Retained Group, SpinCo or a member of the GKN Driveline Group shall pay to GKN such Estimated Intercompany Debt Amount; or

(B)	if the Estimated Intercompany Debt Amount Schedule shows an Estimated Intercompany Debt Amount owing from the Retained Group to the GKN Driveline Group, either:

(i)	GKN shall pay, or procure that the relevant members of the Retained Group shall pay, to SpinCo such Estimated Intercompany Debt Amount; or

(ii)	the parties may agree that the Cash Consideration payable by SpinCo at the Share Purchase Time shall be reduced by way of set off against the amount of such Estimated Intercompany Debt Amount payable by GKN to SpinCo in satisfaction of such Estimated Intercompany Debt Amount.

10.10	If, acting reasonably and in good faith, following the Share Purchase Time, GKN or SpinCo discovers or determines that the Estimated Intercompany Debt Amount paid pursuant to clause 10.8 was incorrect (such party being the “Disputing Party”), the Disputing Party shall, by not later than 30 Business Days after the Share Purchase Time, give notice in writing to the other party of the difference between the amount which it believes the Intercompany Debt Amount to have been (the “Revised Intercompany Debt Amount”) and the Estimated Intercompany Debt Amount (such difference being the “True Up Funding Amount”) together with an explanation (in reasonable detail, including all relevant calculations and such background documents and papers as are reasonably required to confirm the figures in such calculations) of the basis for such revised amounts.

10.11	GKN shall procure that each member of the Retained Group and GKN’s accountants provide without charge such reasonable access to their personnel (who shall be instructed to give prompt information and explanations), Books and Records, calculations and working papers as SpinCo or SpinCo’s accountants and advisers may request in connection with their review of the Estimated Intercompany Debt Amount pursuant to clause 10.10, subject to providing such undertakings as GKN may reasonably request.

10.12	SpinCo shall procure that each member of the GKN Driveline Group and SpinCo’s accountants provide without charge such reasonable access to their personnel (who shall be instructed to give prompt information and explanations), Books and Records, calculations and working papers as GKN or GKN’s accountants and advisers may request in connection with their review of the Estimated Intercompany Debt Amount pursuant to clause 10.10, subject to providing such undertakings as SpinCo may reasonably request.

10.13	Upon either (i) the agreement of the other party with the Revised Intercompany Debt Amount within 10 Business Days of the notification referred to in clause 10.10 or (ii) the decision of the Expert being communicated to GKN and SpinCo in accordance with the provisions of clause 10.15:

(A)	if SpinCo has paid the Estimated Intercompany Debt to GKN pursuant to clause 10.9(A) and either:

(i)	the Revised Intercompany Debt Amount is greater than the Estimated Intercompany Debt Amount then SpinCo shall pay the True Up Funding Amount to GKN; or

(ii)	the Revised Intercompany Debt Amount is less than the Estimated Intercompany Debt Amount then GKN shall pay the True Up Funding Amount to SpinCo; or

(B)	if GKN has paid (or otherwise satisfied) the Estimated Intercompany Debt to SpinCo pursuant to clause 10.9(B) and either:

(i)	the Revised Intercompany Debt Amount is greater than the Estimated Intercompany Debt Amount then GKN shall pay or procure that the relevant member of the Retained Group shall pay the True Up Funding Amount to SpinCo; or

(ii)	the Revised Intercompany Debt Amount is less than the Estimated Intercompany Debt Amount then SpinCo shall pay the True Up Funding Amount to GKN.

10.14	If GKN and SpinCo cannot agree on the Revised Intercompany Debt Amount within 10 Business Days of the notification referred to in clause 10.10 (or such later date as they both agree in writing) any matter in dispute shall be referred by either party to the Expert.

10.15	The Expert (i) shall act as an expert and not as an arbitrator, (ii) shall determine whether the Estimated Intercompany Debt Amount or the Revised Intercompany Debt Amount (or such other amount as the Expert may determine) should properly have been paid in accordance with clause 10.8 and (iii) shall make and communicate its decision to GKN and SpinCo within 15 Business Days (or such later date as GKN and SpinCo may agree in writing) of appointment and it shall be final and binding on the parties (in the absence of manifest error).

10.16	Subject to the parties procuring the maintenance of the confidential nature of any shared information, GKN and SpinCo shall each give the other (and their respective representatives and/or accountants from time to time) or the Expert, as the case may be, without charge, full access during Working Hours to those books of account, documents, files and papers which the requesting party or firm may reasonably require to verify the Estimated Intercompany Debt Amount and any Revised Intercompany Debt Amount and to their personnel who shall be instructed to give promptly all the information and explanations as the requesting party or firm may reasonably require for the same purposes.

10.17	Each party shall bear its own costs with respect to the finalisation of the Intercompany Debt Amount and shall share the costs of the Expert equally (or in such other proportions as the Expert shall determine).

10.18	For the avoidance of doubt there shall be no double counting of any benefits arising from any adjustment made under this clause 10 and those made under clause 5.

10.19	GKN confirms that prior to the Share Purchase Time the Cash Pooling Arrangements in respect of the members of the GKN Driveline Group will be terminated so that no agreement or arrangement will be outstanding in respect of the Cash Pooling Agreement under which any members of the GKN Driveline Group will have any obligation of any kind pursuant to it.

10.20	For the avoidance of doubt, it is explicitly agreed that this clause 10 shall not apply to the assumption by SpinCo of GKN’s liability under the Reorganisation Note pursuant to the Reorganisation Note Assumption Deed, which assumption shall constitute full and final settlement on the part of GKN of such liability, and no cash settlement under this clause 10 shall be required in respect of any liability (or asset) that forms part of the Reorganisation Note.

11.	Wrong pockets

11.1	To the extent that title to:

(A)	any Excluded Asset;

(B)	any asset (including, for the avoidance of doubt, any contract, Intellectual Property, Business Information and any associated goodwill) which was not used predominantly in the GKN Driveline Business (as compared to its use by the Retained Group as a whole) in the 12 months prior to the Share Purchase Time (and ignoring the effect of any sale or disposal of the Retained Group’s Aerospace or Powder Metallurgy divisions that occurs within such period); or

(C)	any trade mark which includes or consists of any of the Retained Marks,

is acquired, or has the effect of being acquired, by SpinCo’s Group under this Agreement (directly or indirectly), SpinCo covenants to procure (subject to any necessary third party consent being obtained, having taken reasonable endeavours to procure such consent) that any such asset is promptly transferred to such member of the Retained Group as GKN may specify for a negligible sum and, from the Share Purchase Time, is held on trust (to the extent permitted by law or pursuant to the terms of the relevant contract) for GKN pending such transfer for no further consideration provided that, if the relevant asset has more than negligible value the parties shall discuss in good faith whether and to what extent the Cash Consideration should be reallocated.

11.2	To the extent that title to any asset (including, for the avoidance of doubt, any contract, Intellectual Property, Business Information and any associated goodwill) owned by a member of the Retained Group which was used predominantly in the GKN Driveline Business (as compared to its use by the Retained Group as a whole) in the 12 months prior to the Share Purchase Time (and ignoring the effect of any sale or disposal of the Retained Group’s Aerospace or Powder Metallurgy divisions that occurs within such period), other than an Excluded Asset, is not acquired, or has the effect of not being acquired, by SpinCo’s Group under this Agreement (directly or indirectly), GKN covenants to procure (subject to any necessary third party consent being obtained, having taken reasonable endeavours to procure such consent) that any such asset is promptly transferred to such member of the GKN Driveline Group as SpinCo may specify for a negligible sum and, from the Share Purchase Time, is held on trust (to the extent permitted by law or pursuant to the terms of the relevant contract) for the relevant member of the GKN Driveline Group pending such transfer for no further consideration provided that, if the relevant asset has more than negligible value the parties shall discuss in good faith whether and to what extent the Cash Consideration should be reallocated.

11.3	The operation of this clause 11:

(A)	in relation to the Shared Business Contracts shall be subject to clause 9; and

(B)	in relation to employees shall be subject to Schedule 11 (Employees).

12.	Transitional Services

GKN shall provide or procure the provision of the Transitional Services and SpinCo shall provide or procure the provision of the SpinCo Transitional Services (as the case may be) in accordance with Schedule 7 (Transitional Services). The parties undertake in good faith to discuss and agree any additions to the services set out in Part B of Schedule 7 (Transitional Services) required from time to time, and such additional services to be provided by GKN or any member of the Retained Group, or SpinCo or any member of SpinCo’s Group, shall be provided on an at cost basis (in accordance with the principles set out in paragraph 3.1 of Part A of Schedule 7 (Transitional Services)), except as otherwise agreed between the parties. Without prejudice to Schedule 7 (Transitional Services) and to the extent permitted by applicable law, prior to the Share Purchase Time GKN shall use reasonable endeavours to obtain and maintain any consents necessary from third parties in order to (x) provide the Transitional Services and (y) permit SpinCo to provide the SpinCo Transitional Services.

13.	GKN’s warranties and SpinCo’s warranties

13.1	GKN warrants to Dana and SpinCo that each of the Financial Statement Warranties is true and accurate at the date of this Agreement.

13.2	GKN warrants to Dana and SpinCo that each of the following warranties is true and accurate at the date of this Agreement and will be true and accurate immediately prior to Completion:

(A)	it has the requisite power and authority to enter into and perform this Agreement;

(B)	the obligations of it under this Agreement constitute binding obligations of it in accordance with their respective terms;

(C)	the execution and delivery of, and the performance by it of its obligations under, this Agreement will not:

(i)	result in a breach of any provision of its memorandum or articles of association;

(ii)	result in a breach of, or constitute a default under, any instrument to which it is a party or by which it is bound; or

(iii)	so far as it is aware, result in a breach of any order, judgment or decree of any court or governmental agency to which it is a party or by which it is bound;

(D)	no order has been made and no resolution has been passed for its winding up and, so far as it is aware, no petition has been presented for the purpose of its winding up, in each case other than in connection with a solvent winding up or restructuring;

(E)	no administration order has been made and, so far as it is aware, no petition or application for such an order has been made or presented and no administrator has been appointed in respect of it;

(F)	no receiver (which expression shall include an administrative receiver) has been appointed in respect of it or over all or substantially all of its assets; and

(G)	no composition or similar arrangement with all or any class of creditors has been proposed under Part 1 Insolvency Act 1986 in respect of it.

13.3	Dana warrants to GKN that each of the following warranties is true and accurate at the date of this Agreement and will be true and accurate immediately prior to Completion:

(A)	it has the requisite power and authority to enter into and perform this Agreement;

(B)	the obligations of it under this Agreement constitute binding obligations of it in accordance with their respective terms;

(C)	the execution and delivery of, and the performance by it of its obligations under, this Agreement will not:

(i)	result in a material breach of any provision of its memorandum or articles of association;

(ii)	result in a material breach of, or constitute a default under, any instrument to which it is a party or by which it is bound; or

(iii)	so far as it is aware, result in a breach of any order, judgment or decree of any court or governmental agency to which it is a party or by which it is bound;

(D)	no order has been made and no resolution has been passed for its winding up and, so far as it is aware, no petition has been presented for the purpose of its winding up, in each case other than in connection with a solvent winding up or restructuring;

(E)	no administration order has been made and, so far as it is aware, no petition or application for such an order has been made or presented and no administrator has been appointed in respect of it;

(F)	no receiver (which expression shall include an administrative receiver) has been appointed in respect of it or over all or substantially all of its assets; and

(G)	no composition or similar arrangement with all or any class of creditors has been proposed under Part 1 Insolvency Act 1986 in respect of it.

13.4	Except in the case of fraud, Dana acknowledges that it does not rely on and has not been induced to enter into this Agreement on the basis of any warranties, representations, covenants, undertakings, indemnities or other statements whatsoever, other than those contained in the Transaction Documents, and Dana acknowledges that none of GKN, any member of the Retained Group, any member of the GKN Driveline Group or any of their directors, officers, employees or agents have given any such warranties, representations, covenants, undertakings, indemnities or other statements.

13.5	Each of the Financial Statement Warranties and the warranties set out in clause 13.2 and 13.3 shall be construed as being separate and independent and (except where expressly provided to the contrary) shall not be limited or restricted by reference to or inference from the terms of any other Financial Statement Warranty or warranty set out in clause 13.2 or 13.3.

13.6	SpinCo and Dana each undertake and agree that (in the absence of fraud) it has no rights against and shall not make any claim against any director, officer, employee, agent or adviser of GKN or any member of the Retained Group on whom it may have relied before agreeing to any term of this Agreement or entering into this Agreement.

13.7	GKN undertakes to each of Dana and SpinCo and agrees that (in the absence of fraud) it has no rights against and shall not make any claim against any director, officer, employee, agent or adviser of (i) any member of the GKN Driveline Group; (ii) Dana; or (iii) SpinCo or on whom it may have relied before agreeing to any term of this Agreement or entering into this Agreement.

13.8	Without limiting any other rights or remedies available to Dana under this Agreement or the Merger Agreement, if, whether before or after Completion, Dana becomes aware that there has been any breach of the Financial Statement Warranties, the warranties set out in clause 13.2 or any other term of this Agreement, Dana shall not be entitled to terminate or rescind this Agreement.

13.9	Without limiting any other rights or remedies available to Dana or SpinCo under this Agreement or the Merger Agreement, if, whether before or after Completion, GKN becomes aware that there has been any breach of the warranties set out in clause 13.3 or any other term of this Agreement, GKN shall not be entitled to terminate or rescind this Agreement.

13.10	The provisions of Part B of Schedule 2 (Financial Statement Warranties) shall apply in respect of claims under the Financial Statement Warranties.

13.11	For the avoidance of doubt, neither the provisions of Part B of Schedule 2 (Financial Statement Warranties) nor the provisions of Schedule 10 (Limitation of Liability) shall apply in respect of claims under the warranties set out in clause 13.2 or 13.3.

14.	Mutual indemnities and limitation of liability

14.1	The provisions of this clause 14 shall be subject in all respects to the provisions of Schedule 10 (Limitation of Liability).

14.2	The provisions of this clause 14 do not relate to any liability (present, future or contingent) to pay or contribute to the funding of any retirement benefit (lump sum or pension) liability or any benefit of the type referred to in the defined term “Retirement Benefit Arrangement” (for the avoidance of doubt, in any country) in Part B of Schedule 5 (Pensions) to or in respect any person (including all benefits referred to in Schedule 5 (Pensions)).

14.3	For the purposes of this clause 14:

“GKN Driveline Business Liabilities”	means any and all of the obligations, claims, liabilities (including of or in respect of Tax) and expenses arising out of the GKN Driveline Business (excluding: (i) any such obligations, claims, liabilities or expenses arising out of or associated with the Pre-Completion Reorganisation; (ii) any De-Grouping Liabilities; (iii) any Retained Tax Liabilities, in each case, other than the Driveline Incremental Reorganisation Liabilities; or (iv) any obligation to pay, deduct or account for any tax or social security contributions (including UK income tax and employee and employer National Insurance Contributions and any similar liability in any other jurisdiction) in respect of any of the Awards (as defined in Schedule 13 (Employee Share Schemes)) where the relevant liability is to be indemnified by GKN in accordance with paragraph 4 of Schedule 13 (Employee Share Schemes)), whether or not in the ordinary course of business, in each case whether matured or unmatured, liquidated or unliquidated, fixed, known or unknown, and whether arising out of circumstances existing prior to, on or subsequent to the Share Purchase Time and regardless of where or against whom such obligations, liabilities and expenses are asserted or determined or whether asserted or determined prior to, on or subsequent to the Share Purchase Time; and

“Retained Business Liabilities”	means any and all of the obligations, claims, liabilities (including of or in respect of Tax) and expenses which are not GKN Driveline Business Liabilities (including: (i) any such obligations, claims, liabilities or expenses arising out of or associated with the Pre-Completion Reorganisation; (ii) any De-Grouping Liabilities; and (iii) any Retained Tax Liabilities, in each case, other than the Driveline Incremental Reorganisation Liabilities), whether or not in the ordinary course of business, in each case whether matured or unmatured, liquidated or unliquidated, fixed, known or unknown, and whether arising out of circumstances existing prior to, on or subsequent to the Share Purchase Time and regardless of where or against whom such obligations, liabilities and expenses are asserted or determined or whether asserted or determined prior to, on or subsequent to the Share Purchase Time.

14.4	SpinCo hereby covenants to pay GKN and any other member of the Retained Group on an after-Tax basis an amount equal to any losses, costs, damages and expenses whatsoever, suffered or arising, directly or indirectly, from or in consequence of any of the GKN Driveline Business Liabilities.

14.5	GKN hereby covenants with each of Dana and SpinCo to pay SpinCo and any other member of SpinCo’s Group on an after-Tax basis an amount equal to any losses, costs, damages and expenses whatsoever, suffered or arising, directly or indirectly, from or in consequence of any of the Retained Business Liabilities.

14.6	For the purposes of clauses 14.4 and 14.5:

(A)	GKN (or a member of the Retained Group) shall be deemed to have suffered a loss arising from a GKN Driveline Business Liability to the extent a loss, cost, damage or expense would have been suffered or would have arisen, directly or indirectly, from or in consequence of a GKN Driveline Business Liability but for the utilisation of any Tax asset of the Retained Group; and

(B)	SpinCo (or a member of SpinCo’s Group) shall be deemed to have suffered a loss arising from a Retained Business Liability to the extent a loss, cost, damage or expense would have been suffered or would have arisen, directly or indirectly, from or in consequence of a Retained Business Liability but for the utilisation of any Tax asset of SpinCo’s Group, and, in each case, the amount of such deemed loss shall be equal to the loss, cost, damages or expense that would have been suffered but for such utilisation. For the avoidance of doubt, a Tax asset Surrendered in accordance with paragraph 2.4 of Schedule 12 (Tax), or apportioned in accordance with paragraph 4 of Schedule 12 (Tax), by a member of the Retained Group or a member of SpinCo’s Group shall not, from the date of that Surrender or that apportionment, be treated as a Tax asset of the relevant group making the Surrender (or to which it is not apportioned) for the purposes of this clause 14.6. No loss shall be deemed to have been suffered or to have arisen pursuant to this clause 14.6 by reason of, and clauses 14.4 and 14.5 shall not apply in respect of, the Surrender or apportionment of a Tax asset in accordance with Schedule 12 (Tax) (or arrangements made pursuant to paragraph 4 thereof).

14.7	The parties agree that if any party (for itself or on behalf of any member of the Retained Group or SpinCo’s Group, as the case may be) (an “Indemnified Party”) gives notice to each of the others (or any member of the Retained Group or SpinCo’s Group, as the case may be) (the “Indemnifying Party”) of any claim against the Indemnifying Party under the indemnities contained in clauses 14.4 and 14.5, or any Indemnified Party becomes aware of any claim against it or any other fact, matter or circumstance which, if substantiated, will or might give rise to a claim against the Indemnifying Party under the indemnities contained in clauses 14.4 and 14.5 then the provisions of Schedule 10 (Limitation of liability) shall apply to such claim or potential claim.

14.8	Without limiting any other provision of this Agreement, all moneys or other items which are received by a member of the Retained Group at or after the Share Purchase Time in connection with the GKN Driveline Business shall be held in trust by the relevant member of the Retained Group for the relevant member of SpinCo’s Group and shall be promptly paid over to SpinCo (on behalf of the relevant member of SpinCo’s Group) (and GKN shall procure the same).

14.9	Without limiting any other provision of this Agreement, all moneys or other items which are received by:

(A)	any member of SpinCo’s Group at or after the Share Purchase Time in connection with the Retained Business; or

(B)	GKN Industries Limited at or after the Share Purchase Time that do not relate to the carrying out of the GKN Driveline Business by any other member of the GKN Driveline Group,

shall be held in trust by the relevant member of SpinCo’s Group for the relevant member of the Retained Group and shall be promptly paid (less any costs or expenses (including Tax) incurred by any member of SpinCo’s Group in respect thereof) over to GKN (on behalf of the relevant member of the Retained Group) (and SpinCo shall procure the same).

15.	Legacy SPA

15.1	GKN shall become entitled to the benefit of the Legacy SPA and GKN and SpinCo shall use reasonable endeavours to procure the assignment of the benefit of the Legacy SPA to GKN with effect from the Share Purchase Time to the extent that such benefit has not been assigned pursuant to the novation referred to in clause 15.2.

15.2	Both before and after the Share Purchase Time, GKN (on the one hand) shall (or shall procure that a member of the Retained Group shall), and SpinCo (on the other hand) shall co-operate and use their respective reasonable endeavours to procure that GKN Industries Limited is released from any obligations and/or liabilities accruing or arising on or after the date of this Agreement under the Legacy SPA. In order to procure such releases, GKN (or another member of the Retained Group) shall be obliged to offer to enter into one or more novation agreements in favour of the relevant counterparty pursuant to which it would assume the liabilities in respect of, and undertake to perform the obligations under, the Legacy SPA on the same terms (other than change solely required to reflect the changes in counterparty).

15.3	GKN hereby indemnifies SpinCo (on its own behalf and on behalf of any member of SpinCo’s Group) on an after-Tax basis against (i) all claims, liabilities, losses, damages, costs and expenses (or any action claim, suit, proceeding in respect thereof) of any member of SpinCo’s Group as incurred, relating to or arising out of or in connection with (whether directly or indirectly) the Legacy SPA save in respect of any breach of the Legacy SPA by SpinCo or any member of SpinCo’s Group arising after the Share Purchase Time; and (ii) any third party costs or expenses that may be incurred by any member of the GKN Driveline Group in connection with or as a result of the novation or assignment of the Legacy SPA pursuant to clause 15.1 or 15.2.

15.4	The provisions of Schedule 10 (Limitation of Liability), other than paragraphs 1.2, 1.7, 2, 3.4 and 4 of Schedule 10 (Limitation of Liability), shall apply mutatis mutandis to any claim or potential claim brought under clause 15.3, as if references to the Indemnifying Party were references to GKN and references to the Indemnified Party were references to SpinCo.

16.	Intellectual Property

16.1	SpinCo hereby grants, and shall procure the grant by each relevant member of SpinCo’s Group (with effect from the Share Purchase Time) to GKN and each member of the Retained Group a non-exclusive, perpetual, irrevocable, worldwide, assignable (in whole or in part to a purchaser of the business to which the licence relates), fully paid-up, royalty-free licence (with the right to sub-license) of all Intellectual Property (excluding rights in software) owned by the GKN Driveline Group or SpinCo at the Share Purchase Time which has been used (but not to the extent such that it has been transferred pursuant to clause 11.1) in the business of the Retained Group in the 12 months prior to the Share Purchase Time or which has been disclosed for use or potential use to a member of the Retained Group prior to the Share Purchase Time in each case in relation to:

(A)	parts, components and subsystems for use in the aerospace industry, including structural parts and parts for aerospace engines;

(B)	metal powders;

(C)	parts and components which are the product of conventional and/or advanced powder metallurgy processes, including additive manufacturing processes; and

(D)	off highway wheels, chassis frames and components and structural assemblies for off-highway and on highway vehicles (excluding driveline assemblies for vehicles).

GKN shall have the right to request a licence within 12 months from the Share Purchase Time to all Intellectual Property (excluding rights in software) owned by a member of SpinCo’s Group that relates in whole or in part to any of the fields described above in paragraphs (A) to (D) but which has not been disclosed to a member of the Retained Group prior to the Share Purchase Time, such licence to be negotiated in good faith between the parties.

16.2	GKN hereby grants, and shall procure the grant by each relevant member of the Retained Group (with effect from the Share Purchase Time) to each of Dana and SpinCo a non-exclusive, perpetual, irrevocable, worldwide, assignable (in whole or in part to a purchaser of the business to which the licence relates), fully paid-up, royalty-free licence (with the right to sub-license) of all Intellectual Property (excluding the Retained Marks and rights in software) owned by the Retained Group at the Share Purchase Time which has been used (but not to the extent such that it has been transferred pursuant to clause 11.2) in the business of the GKN Driveline Group prior to the Share Purchase Time or which has been disclosed for use or potential use to a member of the GKN Driveline Group prior to the Share Purchase Time in each case in relation to:

(A)	electric and conventional drivetrains and driveline systems for vehicles (excluding aircraft) and all parts and components thereof;

(B)	power-management products, systems and service solutions for off-highway and industrial markets; and

(C)	cylinder liners, including liners for cars, trucks, compressors and mechanical engines; liners for marine engines and generators; relevant internal combustion engine components; and other casting parts.

SpinCo shall have the right to request a licence within 12 months from the Share Purchase Time to all Intellectual Property (excluding rights in software) owned by any member of the Retained Group that relates in whole or in part to the fields described above in paragraphs (A) and (B), but has not been disclosed to a member of SpinCo’s Group prior to the Share Purchase Time, such licence to be negotiated in good faith between the parties.

16.3	Save as provided in clauses 16.1 and 16.2 and Schedule 7 (Transitional Services) and without prejudice to the Trade Mark Licence: (a) SpinCo shall procure that all licences of Intellectual Property owned by the Retained Group granted to any member of the GKN Driveline Group terminate at the Share Purchase Time; and (b) GKN shall procure that all licences of Intellectual Property owned by any member of the GKN Driveline Group granted to any member of the Retained Group terminate at the Share Purchase Time.

16.4	Notwithstanding clauses 16.1 and 16.2, for any Intellectual Property that was jointly created (“Joint IP”) by a member or members of the Retained Group and a member or members of SpinCo’s Group prior to the Share Purchase Time with ownership of the Joint IP being held by either:

(A)	a member of either SpinCo’s Group or a member of the Retained Group; or

(B)	jointly between a member or members of SpinCo’s Group and a member or members of the Retained Group;

to the extent that such Joint IP is not, at the date of this Agreement, subject to any written agreement between a member of the Retained Group and a member of SpinCo’s Group relating to the ownership or use of such Joint IP, the parties agree to negotiate an agreement in good faith to specify ownership, assignments, licences, inventor compensation and any other relevant matters as agreed by the parties.

16.5	GKN shall procure, with effect from the Share Purchase Time, the grant by GKN (or the relevant member of the Retained Group) to SpinCo of a head licence on the same terms and conditions as at the Share Purchase Time (subject only to clause 16.6) of each JV IP Licence with the right for SpinCo to grant a sub-licence to each JV Company which sub-licence shall be on the same terms as each JV IP Licence as at the Share Purchase Time, subject only to such modifications or amendments as are necessary for each such JV IP Licence to operate as a sub-licence under the corresponding head licence to be entered into pursuant to this clause 16.5.

16.6	Each head licence to be entered into pursuant to clause 16.5 shall include provisions to the effect that:

(A)	SpinCo shall use its reasonable endeavours to procure that, as soon as reasonably practicable after the Share Purchase Time, each JV Company will transition away from using the word “GKN” or any confusingly similar name in its corporate name (to the extent that its corporate name contains the word “GKN”) and from any other use of the word “GKN” in the course of its business to the extent that such use is not permitted under the Trade Mark Licence;

(B)	each such head licence shall terminate automatically on the earlier of the expiry of the Licence Term or termination of the Trade Mark Licence; and

(C)	SpinCo undertakes to procure the payment to GKN of any royalties due to SpinCo or a member of the GKN Driveline Group during the Licence Term in respect of the Retained Marks licensed pursuant to any JV IP Licence or JV Agreement and to provide GKN with any documents provided by any JV Company to SpinCo in support of or which are necessary to verify such royalties.

16.7	If SpinCo or a member of the GKN Driveline Group ceases to hold any interest in a JV Company, SpinCo shall procure the termination of any sub-licence granted by SpinCo pursuant to clause 16.5, from the date on which SpinCo or such member of the GKN Driveline Group ceases to hold any interest in such JV Company.

16.8	Any sub-licence granted by SpinCo pursuant to clause 16.5 shall terminate automatically on the termination or expiry of the relevant head licence.

16.9	SpinCo shall procure (i) that each JV Company complies with the provisions of its sub-licence granted pursuant to clause 16.5; and (ii) the immediate termination of any such sub-licence, at GKN’s written request, if the relevant JV Company commits or omits any act which would permit SpinCo to terminate the sub-licence.

16.10	GKN shall procure the grant, with effect from the Share Purchase Time, to GKN Automotive Limited of a non-exclusive, royalty-free licence of the GKN name which is sufficient solely to enable GKN Automotive Limited to perform its obligations under the Sponsorship Agreement. SpinCo agrees to use its reasonable endeavours to procure the termination of any licence of the GKN name granted pursuant to the terms of the Sponsorship Agreement as soon as possible after the Share Purchase Time and in any event shall terminate or procure the termination of any such licence as soon as permissible under the terms of the Sponsorship Agreement.

17.	Insurance

17.1	With effect from the Share Purchase Time, each member of the GKN Driveline Group shall (subject to clauses 17.2 and 17.4) cease to be insured or covered by the insurance policies of the Retained Group (each a “Global Insurance Policy”) and may not make any claim under such policies save as specifically provided in clauses 17.2, and 17.4. GKN undertakes with SpinCo that each Global Insurance Policy under which a member of the GKN Driveline Group enjoys coverage shall be maintained in force until the Share Purchase Time.

17.2	Dana shall use all commercially reasonable endeavours to obtain insurance up to an exposure equal to the Agreed Amount on the basis set out in the AON proposal dated 2 March 2018. The cost of such insurance shall be borne by Dana.

17.3	In respect of any insurance claim which has been made at any time before the Share Purchase Time by or on behalf of any member of the GKN Driveline Group (for these purposes the “Claimant”) under any Global Insurance Policy (including further claims directly relating to any such insurance claims):

(A)	GKN shall, and shall procure that the relevant members of the Retained Group shall (to the extent that it is permissible under such insurance policy to do so) either, at SpinCo’s option: (i) use reasonable endeavours after the Share Purchase Time to recover all monies due from insurers; or (ii) permit the Claimant (or SpinCo on its behalf) itself to pursue, negotiate and agree any such claim in which case GKN shall, at no cost to SpinCo or the Claimant, provide and procure all such reasonable assistance and information as the Claimant (or SpinCo on its behalf) may request to enable the Claimant to collect its valid claims and to exercise its rights under this clause and under any Global Insurance Policy concerned; and

(B)	GKN shall, and shall procure that the relevant members of the Retained Group shall, to the extent that the losses in respect of which the claim is made have not been made good prior to the Share Purchase Time (including by specific provision in the Unaudited Carve Out Accounts) or to the extent that SpinCo has not already been indemnified prior to the Share Purchase Time in respect of the losses giving rise to the insurance claim, pay any monies received in respect of such claim (after taking into account any deductible or excess and less any Tax suffered on the proceeds and any reasonable out of pocket expenses suffered or incurred by GKN or any member of the Retained Group in connection with such claim) to SpinCo or, at SpinCo’s written direction, the Claimant as soon as practicable after receipt by GKN or any member of the Retained Group. For the avoidance of doubt, GKN and SpinCo agree that SpinCo shall have access to the Global Insurance Policies in respect of such claims until the last of such claims have been finally determined, provided that nothing in this clause 17.2 shall require GKN to extend the relevant Global Insurance Policy beyond its existing term.

17.4	With respect to any event, act or omission relating to any member of the GKN Driveline Group that occurred or existed prior to the Share Purchase Time that is covered by an “occurrence based” Global Insurance Policy, GKN shall, at the direction of SpinCo or the relevant member of the GKN Driveline Group, use its reasonable endeavours to make a claim under such Global Insurance Policy (to the extent that it is permissible under such Global Insurance Policy to do so). GKN undertakes with SpinCo that nothing will be done by any member of the Retained Group which would cause any “occurrence based” Global Insurance Policy under which any claim has been made or may be made pursuant to this clause 17.4 to cease to be in full force and effect or otherwise adversely affect the rights of SpinCo or any relevant member of the GKN Driveline Group to effect recovery of valid claims thereunder.

17.5	In the event SpinCo or any relevant member of the GKN Driveline Group (for these purposes the “Claimant”) notifies a claim pursuant to clause 17.4 and to the extent that it is permissible under such Global Insurance Policy to do so, GKN shall or shall procure that the relevant member of the Retained Group shall:

(A)	at SpinCo’s or the Claimant’s cost, make all necessary notifications and claims under the relevant Global Insurance Policy and either, at SpinCo’s option:

(i)	use all reasonable endeavours to recover all monies due from insurers in respect of such claim; or

(ii)	permit the Claimant (or SpinCo on its behalf) itself to pursue, negotiate and agree any such claim, in which case GKN shall provide and procure such reasonable assistance and information as the Claimant (or SpinCo on its behalf) may request to enable the Claimant to collect its valid claims and to exercise its rights under this clause; and

(B)	pay to SpinCo or, at SpinCo’s written direction, the Claimant, as soon as practicable after receipt by GKN or any member of the Retained Group, any proceeds in respect of such claim actually received under the relevant Global Insurance Policy (less any deductible or excess actually paid by GKN or any other member of the Retained Group and less any Tax suffered on the proceeds and any reasonable out of pocket expenses suffered or incurred by GKN or any other member of the Retained Group).

18.	Property

Each of the parties shall comply with its obligations in Schedule 4 (Property).

19.	Pensions

Each of the parties shall comply with its obligations in Schedule 5 (Pensions).

20.	Employees

Each of the parties shall comply with its obligations in Schedule 11 (Employees).

21.	Tax

Each of the parties shall comply with its obligations in Schedule 12 (Tax).

22.	Share schemes

Each of the parties shall comply with its obligations in Schedule 13 (Employee Share Schemes).

23.	Sanctions Compliance

Prior to the Share Purchase Time, GKN will adopt such changes to the US sanctions compliance program of the GKN Driveline Group as are sufficient to ensure that following the Share Purchase Time the GKN Driveline Group complies with all sanctions and any related laws, regulations, embargoes or similar or equivalent restrictive measures that would apply if SpinCo was a US incorporated entity.

24.	Access

24.1	For a period of seven years from the Share Purchase Time, SpinCo shall make available to GKN any Books and Records of any member of the GKN Driveline Group (or, if practicable, the relevant parts of those Books and Records) which are required by GKN or any member of the Retained Group for the purpose of dealing with its Tax affairs or complying with its statutory or other reporting obligations and, accordingly, SpinCo shall, upon being given reasonable notice by GKN and subject to the relevant member of the Retained Group giving such undertaking as to confidentiality as SpinCo shall reasonably require, procure that such Books and Records of any member of the GKN Driveline Group are made available to GKN for inspection (during Working Hours) and copying (at GKN’s expense) for and only to the extent necessary for such purpose.

24.2	For a period of seven years from the Share Purchase Time, GKN shall make available to each of Dana and SpinCo any Books and Records of the Retained Group (or, if practicable, the relevant parts of those Books and Records) which are required by Dana, SpinCo or any member of SpinCo’s Group for the purpose of dealing with the Tax affairs of any member of the GKN Driveline Group or complying with their or the GKN Driveline Group’s statutory or other reporting obligations and, accordingly, GKN shall, upon being given reasonable notice by Dana or SpinCo and subject to Dana and SpinCo giving such undertakings as to confidentiality as GKN shall reasonably require, procure that such Books and Records are made available to Dana or SpinCo for inspection (during Working Hours) and copying (at Dana or SpinCo’s expense, as appropriate) for and only to the extent necessary for such purpose.

24.3	Without prejudice to clauses 24.1 and 24.2, following the Share Purchase Time SpinCo shall, and shall procure that each member of the GKN Driveline Group shall:

(A)	provide to GKN, in accordance with GKN’s normal accounting reporting timetables, the financial and management accounting information for the accounting period in which the Share Purchase Time falls for each member of the GKN Driveline Group as separately reported within GKN’s Group prior to the Share Purchase Time using GKN’s Group financial and management reporting systems;

(B)	provide to GKN within 20 Business Days after the Share Purchase Time a full annual statutory data set for the period from 31 December 2017 to the Share Purchase Time for each member of the GKN Driveline Group as separately reported within GKN’s Group prior to the Share Purchase Time using GKN’s Group financial and management reporting systems; and

(C)	provide GKN’s auditors with access to the records and personnel of the relevant reporting units in order to conduct their audit procedures for GKN’s Group reporting purposes.

25.	Restrictions on GKN

25.1	The provisions of this clause 25 are made with the intention of assuring to Dana, SpinCo and the members of the GKN Driveline Group following the Share Purchase Time the full benefit and value of the goodwill of the GKN Driveline Business and as a constituent part of this Agreement. Accordingly, GKN agrees that the restrictions contained in this clause 25 are reasonable and necessary for the protection of the legitimate interests of Dana, SpinCo and the members of the GKN Driveline Group.

25.2	Subject to clause 25.4, GKN agrees with each of Dana, SpinCo and the members of the GKN Driveline Group that it will not, and it shall procure that no subsidiary of GKN will (for so long as it remains a subsidiary of GKN), directly or indirectly on its own behalf or on behalf of any other person:

(A)	for the period from (and including) the Share Purchase Time to (and including) the third anniversary of the Share Purchase Time, carry on or be engaged in carrying on a Competing Business; or

(B)	without prejudice to any of the foregoing, for the period from (and including) the Share Purchase Time to (and including) the third anniversary of the Share Purchase Time, use any of the Retained Marks, or (save for any licence to SpinCo or any member of the GKN Driveline Group) license any of the Retained Marks for use in a Competing Business.

25.3	The restrictions contained in each sub-clause of clause 25.2 shall be construed as separate and individual restrictions and shall each be capable of being severed without prejudice to the other restrictions or to the remaining provisions

25.4	Dana and SpinCo (on behalf of themselves and the members of the GKN Driveline Group) acknowledge and agree that clause 25.2 shall not restrict or prohibit any member of the Retained Group from:

(A)	carrying on anywhere in the world in any way any Existing Business; or

(B)	holding shares in a listed company for investment purposes only where the relevant member of the Retained Group does not exercise, directly or indirectly, any management function in the company concerned or any material influence in that company, which shall be taken to be the case if the shares do not confer more than five per cent. of the votes which could normally be cast at a general meeting of the company;

(C)	acquiring or investing in (and the operating of) any entity or entities or business which carries on a Competing Business if such Competing Business is ancillary or incidental to such entity’s, entities’ or business’ main business, and the Competing Business will be deemed to be ancillary or incidental if the turnover of such entity, entities or business generated by its Competing Business is less than 40 per cent. of its total turnover in respect of the last financial year prior to its acquisition or the investment; or

(D)	acquiring or investing in (and the operating of) any entity or entities or business which carries on the same or substantially the same business as an Existing Business.

25.5	For the purposes of this Clause 25:

“Competing Business” means any business engaged in the development, manufacture and sale of:

(A)	electric or conventional drivetrains or driveline systems for vehicles (excluding aircraft) and all parts of components thereof;

(B)	power-management products, systems and service solutions for off-highway and industrial markets; and

(C)	cylinder liners, including liners for cars, trucks, compressors and mechanical engines, liners for marine engines and generators, relevant internal combustion engine components, and other casting parts; and

“Existing Business” means any business carried on by any member of the Retained Group at the date of this Agreement, including:

(A)	the development production and sale of metal powders;

(B)	the development, manufacture and sale of parts and components which are the product of conventional and/or advanced powder metallurgy processes, including additive manufacturing processes, for use in any markets including automotive and off-highway and on-highway vehicles;

(C)	the development, manufacture and sale of off-highway wheels; and

(D)	the development, manufacture and sale of highway chassis frames, components and structural assemblies for off-highway and on-highway vehicles (excluding driveline assemblies for vehicles),

or natural developments thereof.

26.	Effect of completion of Share Purchase

Any provision of this Agreement which is capable of being performed after but which has not been performed at or before the Share Purchase Time and all warranties and covenants and other undertakings contained in or entered into pursuant to this Agreement (other than the covenants in paragraph 2.1 of Schedule 12 (Tax)) shall remain in full force and effect notwithstanding the completion of the Share Purchase. The covenants and undertakings in paragraph 2.1 of Schedule 12 (Tax) shall not survive the Share Purchase Time.

27.	No deductions or withholdings

27.1	All sums payable under this Agreement shall be paid free and clear of all deductions or withholdings whatsoever, save only as may be required by law.

27.2	If any deductions or withholdings for, or on account of, Tax are required by law to be made from any payment under this Agreement (other than payment of interest or the consideration for the sale of the Shares) then the payer shall be obliged to pay to the recipient such additional amount as will, after such deduction or withholding has been made and after taking account of any Tax benefit attributable to such deduction or withholding, leave the recipient with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding.

27.3	If any deductions or withholdings for or on account of Tax are required by law to be made from the payment of the Cash Consideration as a result of the residence of SpinCo or Dana, then SpinCo shall be obliged to pay GKN such additional amount as will, after such deduction or withholding has been made and after taking account of any Tax benefit attributable to such deduction or withholding, leave GKN with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding.

28.	Remedies and waivers

28.1	Except as provided in Schedule 10 (Limitation of Liability), no delay or omission by any party to this Agreement in exercising any right, power or remedy provided by law or under this Agreement or any other documents referred to in it shall:

(A)	affect that right, power or remedy; or

(B)	operate as a waiver of it.

28.2	The single or partial exercise of any right, power or remedy provided by law or under this Agreement shall not, unless otherwise expressly stated, preclude any other or further exercise of it or the exercise of any other right, power or remedy.

28.3	Except as otherwise expressly provided in this Agreement, the rights, powers and remedies provided in this Agreement are cumulative and not exclusive of any rights, powers and remedies provided by law.

28.4	No party shall be entitled to rescind or terminate this Agreement (whether before or after the Share Purchase Time) for breach of any of the terms, warranties or other obligations set out in this Agreement, except that this Agreement shall terminate simultaneously with the valid termination of the Merger Agreement.

29.	Assignment and novation

29.1	Each of GKN and Dana undertakes to novate this Agreement as soon as reasonably practicable after the incorporation of SpinCo so that SpinCo becomes a party to this Agreement and assumes the obligations under this Agreement that would have been imposed on SpinCo if it had been a party as of the date of this Agreement. Dana and GKN acknowledge and agree that they will procure that, from and after SpinCo becomes a party to this Agreement by virtue of such novation until the Share Purchase Time, SpinCo shall not take any action, give any consent or approval, or exercise any other discretion under this Agreement without the prior agreement of Dana and GKN.

29.2	GKN may, upon giving notice to SpinCo, at any time assign all or any part of the benefit of, or its rights or benefits under, this Agreement (together with any causes of action arising in connection with it) to any other member of the Retained Group, provided that: (i) the liabilities and obligations of SpinCo shall be no greater, and the rights and remedies of SpinCo shall be no less, than they would have been had there been no such assignment; (ii) in the event that the assignee will cease to be a member of the Retained Group, the assignee shall, and GKN shall procure that the assignee shall, assign all of the rights or benefits assigned to it back to GKN on or prior to the time at which the assignee ceases to be a member of the Retained Group, and (iii) GKN shall remain directly responsible for any and all of its obligations under this Agreement so assigned until they have been fully discharged.

29.3	Subject to clause 29.4, neither Dana nor SpinCo shall assign, or purport to assign, all or any part of the benefit of, or its rights or benefits under, this Agreement (together with any causes of action arising in connection with any of them).

29.4	Each of Dana and SpinCo may assign, charge or otherwise grant security over all or any part of the benefit of, and their rights and benefits under, this Agreement (together with any causes of action arising in connection with any of them) to or in favour of any bank(s) and/or financial institution(s) lending money or making other financing facilities available to any member of SpinCo’s Group and any trustee(s) or agent(s) appointed on behalf thereof in connection with such facilities provided that the assignee of such rights shall not be entitled to further assign them other than by way of enforcement of such security or syndication of such facilities. The parties hereby agree that where SpinCo assigns the benefit of this Agreement in whole or in part to any other person, the liabilities and obligations of GKN shall be no greater, and the rights and remedies of SpinCo shall be no less, than they would have been had there been no such assignment.

30.	Further assurance

Insofar as it is able to do so after the Share Purchase Time, each of GKN and SpinCo shall, on being required to do so by SpinCo or GKN (respectively), do or procure the doing of all acts and/or execute or procure the execution of all documents as SpinCo or GKN (as the case may be) may reasonably consider necessary to:

(A)	transfer the GKN Driveline Business to SpinCo in accordance with the terms of this Agreement; and

(B)	ensure that each of GKN and SpinCo (as the case may be) are afforded the full benefit of the provisions of this Agreement.

31.	Entire agreement

31.1	The agreements contained within the Transaction Documents constitute the only agreements between the parties relating to the sale and purchase of the GKN Driveline Business.

31.2	Each party acknowledges and agrees that:

(A)	in entering into this Agreement it is not relying upon any pre-contractual statement which is not expressly repeated in the Transaction Documents;

(B)	it shall have no right of action against any other party to this Agreement arising out of or in connection with any pre-contractual statement except to the extent that it is expressly repeated in the Transaction Documents;

(C)	except as otherwise expressly provided for in the Transaction Documents, its only right or remedy in connection with this Agreement shall be for breach of contract to the exclusion of all other rights and remedies (including, for the avoidance of doubt, those for misrepresentation (whether made prior to or in this Agreement), injunction, specific performance or other equitable relief);

(D)	except as otherwise expressly set out in the Transaction Documents, all warranties implied by law in any jurisdiction (whether by statute, or otherwise) in relation to the Share Purchase are excluded to the fullest extent permitted by law or, if incapable of exclusion, any rights or remedies in relation to them are irrevocably waived; and

(E)	nothing in this clause 31.2 shall exclude or limit any liability for fraud.

31.3	For the purposes of this clause 31, “pre-contractual statement” means any draft, agreement, undertaking, representation, warranty, promise, assurance or arrangement of any nature whatsoever, whether or not in writing, relating to the subject matter of this Agreement or the Merger Agreement made or given by any person at any time prior to the date of this Agreement.

31.4	This Agreement may only be varied in writing signed by each of the parties.

32.	Notices

32.1	Except where expressly stated otherwise, a notice under this Agreement shall only be effective if it is in writing.

32.2	Notices under this Agreement shall be sent to a party at its address and for the attention of the individual set out below:

Party	Address	For the attention of
GKN	Its registered office from time to time	Chief Legal Officer

Copy to	Cravath, Swaine & Moore LLP 825 Eighth Avenue New York, NY 10019-7475	Richard Hall George Schoen

Copy to	Slaughter and May One Bunhill Row London	Robert Innes Martin Hattrell

Dana	Its registered office from time to time	Douglas H. Liedberg

Copy to	Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, NY 10019-6064	Tarun Stewart

SpinCo	C/o Dana’s registered office from time to time	Douglas H. Liedberg

Copy to	Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, NY 10019-6064	Tarun Stewart

Copy to	Macfarlanes LLP 20 Cursitor Street London EC1A 4LT	Graham Gibb Richard Burrows

Copy to	Slaughter and May One Bunhill Row London	Robert Innes Martin Hattrell

provided that a party may change its notice details on giving notice to the other parties to this Agreement of the change in accordance with this clause 32. That notice shall only be effective on the day falling five clear Business Days after the notification has been received or such later date as may be specified in the notice.

32.3	Any notice given under this Agreement shall, in the absence of earlier receipt, be deemed to have been duly given as follows:

(A)	if delivered personally, on delivery;

(B)	if sent by first class inland post, two clear Business Days after the date of posting; and

(C)	if set by airmail, six clear Business Days after the date of posting.

32.4	Any notice given under this Agreement outside Working Hours in the place to which it is addressed shall be deemed not to have been given until the start of the next period of Working Hours in such place.

32.5	The provisions of this clause 32 shall not apply in relation to the service of Service Documents.

33.	Announcements

33.1	Except as permitted under Section 8.3 of the Merger Agreement, no announcement concerning the sale of the GKN Driveline Business or any ancillary matter shall be made by any party without the prior written approval of the other parties. This clause 33.1 does not apply in the circumstances described in clause 33.2 and shall not restrict the release or publication of the agreed form Announcements (or the release or publication of any information contained in any such Announcements).

33.2	A party may, to the extent permitted or practicable, after consultation with the other parties make an announcement concerning the transactions contemplated by this Agreement or any ancillary matter if required by:

(A)	law;

(B)	the content requirements of any GKN shareholder circular; or

(C)	any securities exchange or regulatory or governmental body or any Tax Authority to which that party (or, in the case of GKN, a member of the Retained Group, and, in the case of SpinCo, a member of SpinCo’s Group) is subject or submits, wherever situated, whether or not the requirement has the force of law, in which case the party concerned shall take all such steps as may be reasonable and practicable in the circumstances to agree the contents of the announcement with the other parties before making such announcement.

33.3	The restrictions contained in this clause 33 shall continue to apply after the Share Purchase Time or the termination of this Agreement without limit in time.

34.	Confidentiality

34.1	Subject to clause 33 (Announcements) and clause 34.2:

(A)	each party shall treat as confidential and not disclose or use any information received or obtained as a result of entering into or performing this Agreement which relates to:

(i)	the provisions of this Agreement;

(ii)	the negotiations relating to this Agreement;

(iii)	the subject matter of this Agreement; and

(iv)	the other parties.

(B)	SpinCo shall treat, and shall procure that each member of SpinCo’s Group shall treat, as confidential and not disclose or use any information concerning any member of the Retained Group (including, prior to the Share Purchase Time, the GKN Driveline Group) obtained or received as a result of the negotiation and entering into of this Agreement; and

(C)	GKN shall treat, and shall procure that each member of the Retained Group shall treat, as confidential and not disclose or use any information:

(i)	obtained or received concerning any member of SpinCo’s Group as a result of the negotiation and entering into of this Agreement; and

(ii)	with effect from the Share Purchase Time, retained after the Share Purchase Time exclusively concerning the GKN Driveline Group.

34.2	Notwithstanding the provisions of clause 34.1, a party may disclose or use any such confidential information if and to the extent:

(A)	required by applicable law of any relevant jurisdiction or for the purposes of any Proceedings;

(B)	required by existing contractual obligations;

(C)	required by any securities exchange or regulatory or governmental body or any Tax Authority to which that party is subject or submits, wherever situated;

(D)	required to vest the full benefit of this Agreement in that party;

(E)	the disclosure is made to the professional advisers, auditors and bankers of that party on a need to know basis and provided they have a duty to keep such information confidential;

(F)	the information has come into the public domain through no fault of that party or the persons specified in clause 31.2(E);

(G)	it can demonstrate that such information was properly and lawfully in its possession, or was available to it prior to the time that information was disclosed to or obtained by it provided that such information was not received in breach of any confidential undertaking or obligation; or

(H)	the other parties have given prior written consent to the disclosure,

provided that any such information disclosed pursuant to clause 34.2(A) or (B) shall be disclosed (where reasonably practicable and not otherwise prohibited by applicable law or regulation) only after notice has been given to the other parties of such requirement with a view to providing the other parties with the opportunity to contest such disclosure or use or otherwise agreeing the content and timing of such disclosure.

34.3	The restrictions contained in this clause 34 shall continue to apply after Share Purchase Time or the termination of this Agreement without limit in time.

35.	Costs and expenses

Except as otherwise stated in this Agreement or the Merger Agreement:

(A)	the costs and expenses of Dana in relation to the negotiations leading up to the Share Purchase and the preparation, execution and carrying into effect of this Agreement shall be borne by Dana; and

(B)	the costs and expenses of GKN in relation to the negotiations leading up to the Share Purchase and the preparation, execution and carrying into effect of this Agreement shall be borne by GKN.

36.	Counterparts

36.1	This Agreement may be executed in any number of counterparts, and by each Original Party on separate counterparts, but shall not be effective until each Original Party has executed at least one counterpart.

36.2	Each counterpart shall constitute an original of this Agreement, but all the counterparts shall together constitute but one and the same instrument.

37.	Invalidity

If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, that shall not affect or impair:

(A)	the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement; or

(B)	the legality, validity or enforceability under the law of any other jurisdiction of that or any other provision of this Agreement.

38.	Contracts (Rights of Third Parties) Act 1999

38.1	Subject to clauses 38.2 to 38.4 (inclusive), the parties to this Agreement do not intend that any term of this Agreement should be enforceable, by virtue of the Contracts (Rights of Third Parties) Act 1999, by any person who is not a party to this Agreement.

38.2	Any benefits conferred by this Agreement on any member of the Retained Group shall be enforceable by GKN as trustee for and on behalf of the relevant member of the Retained Group.

38.3	Any benefits conferred by this Agreement on any member of SpinCo’s Group shall be enforceable by SpinCo as trustee for and on behalf of the relevant member of SpinCo’s Group.

38.4	Each of the persons referred to in clause 13.6, clause 13.7 and paragraph 1.9 of Schedule 10 (Limitation of liability) may enforce the provisions of that clause or paragraph as if they were a party to this Agreement.

39.	Damages not necessarily an adequate remedy

39.1	The parties acknowledge that a person with rights under this Agreement may be irreparably harmed by any breach of its terms, and that damages alone may not necessarily be an adequate remedy.

39.2	The parties acknowledge that, without prejudice to any other rights or remedies of a party, if a breach of the terms of this Agreement occurs or is threatened, the remedies of injunction, specific performance and other equitable relief, or any combination of these remedies, may be available.

39.3	The parties also agree, if any of the remedies set out in clause 39.2 is sought in relation to any threatened or actual breach of the terms of this Agreement, to waive any rights they may have to oppose that remedy on the grounds that damages would be an adequate alternative.

40.	Choice of governing law

This Agreement is to be governed by and construed in accordance with English law. Any matter, claim or dispute arising out of or in connection with this Agreement, whether contractual or non-contractual, is to be governed by and determined in accordance with English law.

41.	Disputes prior to or on Share Purchase Time

Other than matters which fall to be resolved by an Expert pursuant to the provisions of this Agreement, any dispute between the parties prior to or at the Share Purchase Time arising out of or in connection with this Agreement (whether contractual or non-contractual), including any question regarding its existence, validity or termination, shall be determined by the courts of England and Wales which shall have exclusive jurisdiction.

42.	Disputes after Share Purchase Time

42.1	Other than matters which fall to be resolved by an Expert pursuant to the provisions of this Agreement, any dispute between the parties after the Share Purchase Time arising out of or in connection with this Agreement (whether contractual or non-contractual), including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration under the LCIA Rules, which are deemed to be incorporated by reference into this clause 42.

42.2	The number of arbitrators shall be three.

42.3	The seat, or legal place, of arbitration shall be London.

42.4	The language to be used in the arbitral proceedings shall be English.

42.5	The parties agree that in so far as any provision contained in the LCIA Rules is incompatible with applicable English law, that provision or relevant part of that provision is to be excluded.

42.6	Nothing in this clause 42 shall operate to restrict or prevent any party from seeking interim relief before the courts of England and Wales.

IN WITNESS whereof this Agreement has been duly executed by the parties on the day first before written

EXECUTED and DELIVERED
For and on behalf of
GKN PLC	)	/s/ David Radford
	)	Name: David Radford
Title: Head of Legal

EXECUTED and DELIVERED
For and on behalf of
DANA INCORPORATED	)	/s/ Douglas H. Liedberg
	)	Name: Douglas H. Liedberg
Title: Senior Vice President, General Counsel & Secretary